UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HARVEST NATURAL RESOURCES, INC.

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JAMES A. EDMISTON PRESIDENT AND CEO

                    , 2015

Dear Fellow Stockholders,

On behalf of the Board of Directors of Harvest Natural Resources, Inc. (“Harvest,” the “Company,” “we,” “us,” or “our”), we invite you to join us at our annual meeting of stockholders, which will be held on                     , 2015, at                      central time at our headquarters located at 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.

On June 19, 2015, we announced that we had entered into a purchase agreement with CT Energy Holding SRL, a Venezuelan-Italian consortium (“CT Energy”), to issue and sell certain securities to CT Energy, including a senior secured note (the “Non-Convertible Note”), a senior secured note that is convertible into our common stock (the “Convertible Note”) and a warrant to purchase additional shares of our common stock (the “Warrant”). On that date, we also entered into a strategic relationship with CT Energy and CT Energia Holding, Ltd., an international energy trading firm and affiliate of CT Energy (“CT Energia”), designed to maximize the long-term success and value of our Venezuelan operations and our 20.4% investment in Petrodelta S.A. We have also entered into a term sheet with Corporacion Venezolana del Petroleo, S.A. (“CVP”), which owns 60% of Petrodelta, our partner in Venezuela, for the repositioning and growth of Petrodelta’s business.

The primary purposes of our entry into the purchase agreement with CT Energy are to meet our liquidity needs and to reposition Harvest for long-term growth, both in Venezuela and Gabon. To complete the transaction as contemplated by the purchase agreement, approval of our stockholders is required under our certificate of incorporation and Section 312.03 of the New York Stock Exchange Listed Company Manual. These approvals are required for us to realize the full potential of our strategic transaction with CT Energy. If we fail to obtain these approvals, the transaction will not be completed in the manner contemplated by the purchase agreement, and we will not have received the benefits from our strategic relationship with CT Energy. In addition, as described in this document, CT Energy would have the right to accelerate full repayment of the Non-Convertible Note and the Convertible Note on 60 days’ notice and terminate its strategic relationship with us. Also, we would be precluded from realizing any benefits from the term sheet we have recently negotiated with representatives of the Government of Venezuela, as discussed in further detail in the Proxy Statement. Accordingly, we urge you to vote your shares for the approval of all proposals described in this document.

On June 19, 2015, we received from CT Energy $32.2 million from the sale of the Non-Convertible Note and the Convertible Note. The Convertible Note, which has an aggregate principal amount of $6.975 million, is immediately convertible into 8,506,097 shares of our common stock at an initial conversion price of $0.82 per share. We could realize up to $42.5 million in additional proceeds from the full exercise of the Warrant, which is exercisable for 34,070,820 shares of our common stock at an initial exercise price of $1.25 per share. CT Energy agreed that the Warrant would only be exercisable after the volume weighted average price of our common stock over any 30-day period equals or exceeds $2.50 per share.

Upon approval by our stockholders of the proposals related to the CT Energy transaction, as discussed in more detail in this document, the Warrant will become exercisable, subject to the stock price trigger described above. However, as discussed above, if these proposals are not approved by our stockholders, the term sheet with CVP would terminate, and CT Energy would have the right to accelerate full repayment of the Non-Convertible Note and the Convertible Note on 60 days’ notice and terminate its strategic relationship with us.

If you approve the proposals related to the CT Energy transaction at our annual meeting of stockholders, then, based on the number of shares of our common stock outstanding as of July 14, 2015 and giving effect to the issuance of the shares of common stock underlying the Convertible Note and the Warrant, CT Energy’s total ownership of our shares of common stock would be approximately 49.9 percent.

Specifically, we are asking you to vote on proposals to (i) amend our certificate of incorporation to increase the number of authorized shares of our common stock so that sufficient shares will be available for issuance to CT Energy under the Convertible Note and the Warrant (and also so that we will have a sufficient number of shares available for possible future financings, currency for possible future acquisitions and for future equity-based compensations awards); (ii) approve the issuance of shares of our common stock under the Convertible Note and the Warrant in an amount exceeding 20% of our outstanding voting power or outstanding common stock, in each case determined before such issuance, as required under New York Stock Exchange rules; and (iii) approve the issuance of shares of common stock upon the possible future exercise of preemptive rights granted to CT Energy, which would allow CT Energy to participate in future financings that we may pursue, also as required under New York Stock Exchange rules. For additional information concerning the transaction with CT Energy, please see the section of the Proxy Statement titled The CT Energy Transaction and Proposals 1, 2 and 3 beginning on page 3.

At the annual meeting, we are also asking you to vote on our usual annual meeting proposals, including proposals to (i) elect seven directors; (ii) ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2015; and (iii) approve, on an advisory basis, our executive compensation. We are also asking you to vote on a proposal to amend our 2010 Long-Term Incentive Plan. For information concerning these matters, please see the sections of the Proxy Statement titled Standard Annual Meeting Matters and Proposals 4, 5 and 6 beginning on page 21 and Equity Compensation Plans and Proposal 7 beginning on page 56.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING.

We encourage you to read the accompanying Proxy Statement, which provides information regarding Harvest and each proposal to be considered at the annual meeting. Whether or not you plan to attend the annual meeting, please submit your enclosed proxy card as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy over the internet, by telephone or by mail, as further described in the section of the Proxy Statement titled Questions and Answers Regarding the Annual Meeting and Future Stockholder Proposals beginning on page 72. Voting by proxy will not prevent you from voting your shares in person if you choose to attend the annual meeting.

Thank you for your continued support of Harvest Natural Resources.

Sincerely,

JAMES A. EDMISTON
President and Chief Executive Officer

PROXY STATEMENT

HARVEST NATURAL RESOURCES, INC.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(281) 899-5700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	, 2015 central time

PLACE	Harvest Natural Resources, Inc. 1177 Enclave Parkway Suite 300 Houston, Texas 77077

ITEMS OF BUSINESS	(1)	The approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 80,000,000 to 150,000,000;

	(2)	The approval of the issuance of shares of common stock upon conversion of the senior secured convertible note and exercise of the warrant issued to CT Energy Holding SRL for purposes of Section 312.03 of the New York Stock Exchange (“NYSE”) Listed Company Manual;

	(3)	The approval of the issuance of shares of common stock upon the exercise of CT Energy Holding SRL’s preemptive rights, at any time prior to June 19, 2020, to participate pro rata in any of our future financings for purposes of Section 312.03 of the NYSE Listed Company Manual;

	(4)	The election of seven directors;

	(5)	The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2015;

	(6)	The advisory approval of our executive compensation;

	(7)	The approval of an amendment to our 2010 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance and the number of shares that may be granted in the form of full value awards;

	(8)	The approval of an adjournment of the meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals; and

	(9)	Such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on , 2015.

VOTING BY PROXY	Please complete, sign, date and promptly return the enclosed proxy card as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may also submit your proxy over the internet or by telephone. For specific instructions, please see the section of this Proxy Statement titled Questions and Answers Regarding the Annual Meeting and Future Stockholder Proposals beginning on page 72.

STOCKHOLDER LISTING	A list of our stockholders as of the Record Date will be available for inspection by our stockholders at the Company’s headquarters, which is located at 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, during the 10 days immediately preceding the date of the annual meeting.

By Order of the Board of Directors

JAMES A. EDMISTON
President and Chief Executive Officer

On or about                     , 2015, we will mail to our stockholders the proxy materials for the Company’s annual meeting, including the Proxy Statement, the proxy card and the Company’s 2014 Annual Report. These proxy materials will contain instructions on how to vote your shares.

PROXY STATEMENT

INTRODUCTION TO THIS PROXY STATEMENT

This Proxy Statement provides our stockholders with important information about us and the proposals to be considered at our annual meeting to be held on                     , 2015. We are asking our stockholders of record on                     , 2015 to vote on three sets of proposals, all of which are described in detail in this Proxy Statement.

The first set of proposals relates to our recently announced transaction with CT Energy Holding SRL, a Venezuelan-Italian consortium (“CT Energy”), and entry into a strategic relationship with CT Energy and CT Energia Holding, Ltd., an international energy trading firm and affiliate of CT Energy (“CT Energia”). These proposals include:

•	A proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock so that sufficient shares will be available for issuance to CT Energy under the senior secured convertible note (the “Convertible Note”) and warrant to purchase our common stock (the “Warrant”) that we sold to CT Energy (and also so that we will have a sufficient number of shares available for possible future financings, currency for possible future acquisitions and for future equity-based compensation awards);

•	A proposal to approve the issuance of shares of our common stock upon conversion of the Convertible Note and exercise of the Warrant in an amount exceeding 20% of our outstanding voting power or outstanding common stock, in each case determined before such issuance, as required under Section 312.03 of the New York Stock Exchange (“NYSE”) Listed Company Manual; and

•	A proposal to approve the issuance of shares of common stock upon the exercise of CT Energy’s preemptive rights, at any time prior to June 19, 2020, to participate pro rata in any of our future financings that we may pursue, for purposes of Section 312.03 of the NYSE Listed Company Manual.

You can find more information about our transaction with CT Energy in the section of this Proxy Statement titled The CT Energy Transaction and Proposals 1, 2 and 3 beginning on page 3.

The second set of proposals relates to the matters our stockholders typically consider at our annual meetings. They include:

•	A proposal to elect seven directors;

•	A proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2015; and

•	A proposal to approve, on an advisory basis, our executive compensation.

You can find more information about these annual meeting proposals in the section of this Proxy Statement titled Standard Annual Meeting Matters and Proposals 4, 5 and 6 beginning on page 21. This section also includes information about our corporate governance, our Board of Directors (the “Board”), our executive officers, our stock ownership, certain relationships and related transactions and audit matters.

The final proposal to be considered at the annual meeting concerns a proposed amendment to our 2010 Long-Term Incentive Plan that would provide us with sufficient shares of our common stock available for certain compensatory awards under that plan. You can find more information about this proposed amendment under the heading Equity Compensation Plans and Proposal 7 beginning on page 56 of this Proxy Statement. This section also includes information about our equity compensation plans in general and about the 2010 long-term incentive plan in particular.

In total, we are asking you to vote on seven proposals, all of which have been approved unanimously by our Board. We may also request that you approve an adjournment of the meeting, if necessary or appropriate, to solicit additional proxies in favor of the seven proposals. We request that each stockholder of record on                     , 2015 vote on these matters as soon as possible by submitting a proxy in accordance with the procedures described in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement and as further described in the section of this Proxy Statement titled Questions and Answers Regarding the Annual Meeting and Future Stockholder Proposals beginning on page 72. This section also includes other information about the annual meeting and related procedures.

We have used numerous defined terms in this Proxy Statement. For your convenience, we have included a list of those defined terms in the section of this Proxy Statement titled Index to Defined Terms Used in this Proxy Statement beginning on page 77.

Finally, to help our stockholders better understand the description of our recent transaction with CT Energy and CT Energia and the various relationships among us, our subsidiaries and other related parties, below is a current organizational chart for your reference.

This chart reflects only the entities related to Harvest’s Venezuelan operations. HNR Energia B.V. also owns 100% of HNR Global Holding BV, which, in turn owns 100% of Harvest Dussafu, BV, which owns Harvest’s other significant asset, its Gabon operations.

THE CT ENERGY TRANSACTION AND PROPOSALS 1, 2 AND 3

BACKGROUND OF THE CT ENERGY TRANSACTION

On June 19, 2015, we entered into a securities purchase agreement (the “Purchase Agreement”) with CT Energy Holding SRL (“CT Energy”), under which CT Energy purchased certain of our securities, including a senior secured note (the “Non-Convertible Note”), a senior secured note that is convertible into our common stock (the “Convertible Note”) and a warrant to purchase additional shares of our common stock (the “Warrant”), and acquired certain governance rights. The material terms of this transaction are described in this section of the Proxy Statement under the subsection titled Description of the CT Energy Transaction beginning on page 7.

To complete the transactions contemplated by the Purchase Agreement, we have agreed to seek stockholder approval of the following matters:

•	Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock for the purpose of satisfying our obligations under the Purchase Agreement, the Convertible Note and the Warrant; we are also requesting this approval to provide us with the flexibility to issue additional shares of our common stock for possible future financings, future acquisitions and future equity-based awards to our management members;

•	Approval of the issuance of shares of our common stock upon the conversion of the Convertible Note and exercise of the Warrant in excess of 20% of the total number of shares of our common stock outstanding immediately before the transaction, as required by Section 312.03 of the NYSE Listed Company Manual; and

•	Approval of the exercise of preemptive rights granted to CT Energy, as required under Section 312.03 of the NYSE Listed Company Manual, to participate in any of our future financings.

Detailed information about these proposals can be found in this section of the Proxy Statement under the subsection titled The CT Energy Transaction Proposals beginning on page 16.

Our Board of Directors unanimously approved this transaction after taking into account various factors, including the history of our efforts to realize value for our investment in our Venezuelan operations, current market conditions, and other alternatives available to us, as described below.

For the past several years, we have sought to pursue strategic alternatives regarding our investment in our Venezuelan operations through our ownership interest in Petrodelta S.A. (“Petrodelta”) to enhance and realize stockholder value. In 2010, we began searching for possible purchasers of our Petrodelta interest or parties who may wish to enter into strategic transactions with us, as a continuing enterprise. In the course of doing this, we reviewed various proposals and engaged in discussions to determine whether any such transaction could be achieved on terms that we believed would be beneficial to our stockholders.

As part of this effort, we negotiated and entered into a transaction agreement with PT Pertamina (Persero) (“Pertamina”) in June 2012 to sell our Venezuelan assets. This agreement was subsequently terminated in February 2013. In December 2013, we negotiated and entered into an agreement with Petroandina Resources Corporation N.V. (“Petroandina”), an affiliate of Pluspetrol Resources Corporation B.V., to sell our Venezuelan assets in two stages. We completed the first stage, which consisted of the sale of a 29% interest in Harvest Vinccler Dutch Holding B.V. (“Harvest Holding”), our subsidiary that indirectly owned our interest in Petrodelta. However, the second stage of the transaction, consisting of the planned sale of our remaining 51% interest in Harvest Holding to Petroandina, was not completed because the Government of Venezuela did not approve the transaction, and we subsequently terminated the Petroandina agreement. We believe that the proposed transaction with Pertamina and proposed second stage transaction with Petroandina did not succeed because the level of financial support the prospective purchasers offered to Petrodelta to carry on future Petrodelta operations was not sufficient to obtain the approval of the Government of Venezuela.

Beginning in January 2015, after the failure of our second attempt to sell our Venezuelan assets, we considered several alternatives. Between January and April 2015, we (1) sought various financing alternatives, including the issuance of debt, equity, or some combination of debt and equity; (2) actively sought to sell or otherwise monetize our most significant non-Venezuelan asset, our oil and gas interests in Gabon; (3) considered possible alternative, court-supervised reorganizations, including in federal bankruptcy court and under Delaware corporate law; and (4) engaged in conversations with the Government of Venezuela to explore possible transactions entailing the sale or other monetization of our interest in Petrodelta.

Until April 2015, when we began our discussions with representatives of CT Energy, we were unable to negotiate financing alternatives on terms satisfactory to us and in the best interests of our stockholders. Our attempts to sell or otherwise monetize our Gabon assets were hampered by a soft oil and gas market, and while some initial indications of interest were made, none was satisfactory to us and in the best interests of our stockholders. We believed that seeking court-supervised restructuring or dissolution was not in the best interests of our stockholders as long as other alternatives could be pursued. Our discussions with the Government of Venezuela were likewise unsuccessful.

In April 2015, representatives of an affiliate of CT Energy, approached us, initially with an offer to provide us with a $31.5 million loan convertible into 49% of our outstanding common stock and to receive certain governance rights as well as a proposal that the affiliate of CT Energy enter into a management agreement with us to oversee the operations of our Venezuelan asset. Our management members met with those representatives to discuss the terms of a possible transaction and conducted several telephonic and in-person meetings to negotiate these terms.

Key factors leading to our decision to pursue a transaction with CT Energy and CT Energia Holding, Ltd., an international energy trading firm and affiliate of CT Energy (“CT Energia”), were the extensive operating experience of its principals in Venezuela, including their well-developed relationships in the business and government sectors of Venezuela, the ability of CT Energy to provide financial support for future Petrodelta operations and the strong management team of CT Energia. We believed that dealing with an investor with these qualifications would provide a basis for approval of changes to the governance of Petrodelta and contractual arrangements between us and the Government of Venezuela, which, in turn, would pave the way for the effective management of Petrodelta operations, increased production volume of Petrodelta’s oil and gas properties, and the potential of distribution of cash flows from Petrodelta operations.

On May 10, 2015, we and the representatives of the CT Energy affiliate executed a non-binding term sheet, essentially providing for the transaction described in this Proxy Statement, including the sale of the Non-Convertible Note, the Convertible Note and the Warrant, and CT Energia lent us $1.3 million to enable the parties to continue negotiating the definitive documentation necessary to effect the transaction described in the term sheet. Despite the fact that rumors concerning the potential restructuring of our interest in Petrodelta may have affected our stock price in the weeks after the term sheet was signed, we believed that it was in the best interest of the shareholders to negotiate a transaction consistent with the terms of the May 10, 2015 term sheet. On the date the term sheet was signed, our common stock price had previously closed at $0.69 per share and our market cap was approximately $29 million. The parties agreed to a conversion price of the Convertible Note of $0.82 per share, approximately 19% higher than the prior closing price. The parties also agreed to an initial exercise price of the Warrant of $1.25 per share, approximately 81% higher than the prior closing price.

More importantly from a stockholder benefit standpoint, the parties agreed that the Warrant would not be exercisable unless and until the date on which the volume weighted average price of our common stock over any 30-day period equals or exceeds $2.50 per share, approximately 362% higher than the prior closing price, and meaning that our stockholders would receive the benefit of this increased share value before CT Energy would be able to exercise the Warrant. At the exercise price of $1.25, because of the increase in the number of outstanding shares to approximately 85 million (assuming full exercise of the Warrant), our market cap would be $210 million, which would represent a 624% increase in our common stock market cap since May 10, 2015, when the term sheet was signed. We believe that if our common stock price does reach the $2.50 trigger price, our stockholders will benefit from this increase in share value. If our common stock price does not reach the $2.50 trigger price during the term of the Warrant, CT Energy will not be able to exercise the Warrant.

In the following weeks, the parties and their legal counsel prepared and negotiated the definitive documents. During this period, an affiliate of CT Energy provided the Company with a $1.3 million loan, and James Edmiston, our CEO, provided the Company with a $50,000 loan, in each case, to help us pay for essential ongoing operational expenses. During this period, we also sought guidance from the NYSE regarding several aspects of the CT Energy transaction to ensure that we were in compliance with NYSE guidelines. Our board of directors unanimously approved the documents and the transaction on June 15, 2015, and on June 19, 2015, the parties signed those documents, including the management agreement, and CT Energy provided us with loans in the aggregate amount of $32.2 million. The terms of the key transaction documents are described in detail in the section of this Proxy Statement titled Description of the CT Energy Transaction beginning on page 7.

Concurrently with these negotiations, our representatives, including representatives of CT Energy and CT Energia, and representatives of Corporacion Venezolana del Petroleo, S.A. (“CVP”), which, along with Petroleos de Venezuela S.A., a Venezuelan government-owned oil company (“PDVSA”), owns 60% of Petrodelta, negotiated a non-binding term sheet that sets forth a framework for definitive agreements for the restructuring of the management and operations of Petrodelta, as described below. A preliminary version of the term sheet was signed by us on June 18, 2015; the final version of the term sheet was signed by all parties, including CVP, PDVSA and HNR Finance, as of July 14, 2015. The transactions described in the CVP term sheet are conditioned on, among other things, the approval by our stockholders of the proposals contained in this Proxy Statement relating to the CT Energy transaction (Proposals 1, 2 and 3, which are described beginning on page 16). We believe that the transactions described in the CVP term sheet will facilitate a fundamental shift in Petrodelta’s future performance that will be beneficial to all Petrodelta stakeholders, including HNR Finance and, ultimately, our stockholders.

In general, the CVP term sheet provides for:

•	A financing plan to ensure funding of the capital expenditures that will facilitate Petrodelta’s operations and production growth. We would make cash contributions to Petrodelta, on behalf of CVP and ourselves, to support Petrodelta’s operations. Those cash contributions would be reimbursed to us, with interest, through a compensatory dividends account to be established with a bank, as an offshore clearing trust, to manage cash flows from Petrodelta and the distribution of dividends from Petrodelta. CT Energia, on behalf of HNR Finance, would arrange for the financing necessary for us to make these cash contributions, whose purpose is to provide Petrodelta with sufficient resources to perform with efficiency, to be able to contract directly for the best services available, to pay for those services in hard currency, and to manage cash from operations, including the ability to pay dividends to HNR Finance. Before HNR Finance would make any cash contributions to Petrodelta, Petrodelta, PDVSA and their affiliates must settle all accounts receivable and payable. We expect that the cash contributions to be made will, in turn, result in Petrodelta’s improved drilling performance, expedited purchasing and contracting processes (both national and international) and an increase in oil production under a development plan agreed to by the Venezuela Ministry of Oil and Energy and PDVSA.

•	The independent cash management of Petrodelta’s hydrocarbon sales, as well as procurement functions independent of the functions and structure of CVP and PDVSA, which we believe will ensure timely payment of Petrodelta’s obligations to the Venezuelan government, vendors and debt holders, as well as the payments of dividends. When the financing for Petrodelta’s development (described above) is in place, Petrodelta would retain responsibility for cash management from operations, with disbursements of cash in accordance with a waterfall priority agreed to between HNR Finance and CVP that is customary in these types of transactions.

•	Technical assistance through a contract under which HNR Finance would provide critical services and drilling and technical expertise to Petrodelta. Petrodelta would be authorized to directly manage the purchasing and other services supported under the technical service agreement, which would also allow Petrodelta to request assistance from HNR Finance in the contracting and construction of Petrodelta facilities, supporting geological, geophysical and reservoir engineering functions, and other matters in connection with Petrodelta’s operations; and

•	The ability of HNR Finance to place its secondees in up to 40% of the key management positions in Petrodelta, including critical functions such as finance, technology, operations, purchasing, contracting, planning and others in accordance with Petrodelta’s bylaws. These would be management positions in core Petrodelta operations and would be in addition to those secondees already provided to Petrodelta under the terms of the September 2007 conversion agreement between HNR Finance and CVP.

We believe that CT Energia’s provision of financial support for future Petrodelta operations along with its strong experience in the oil and gas business, especially in Venezuela’s industry sectors, will benefit our stockholders by providing Petrodelta with the opportunity to realize the value of our investment in Petrodelta through increased production and dividends. We also believe that signing the CVP term sheet constitutes a message of support from CVP and PDVSA since it is conditioned on the successful completion of our transaction with CT Energy, including the approval of our stockholders at the annual meeting to which this Proxy Statement relates.

While there can be no assurances that the definitive agreements described in CVP term sheet will be entered into, or that suitable financing will be obtained to make the required cash contributions to Petrodelta, we believe that entering into the transaction with CT Energy, signing the management agreement with CT Energia and entering into the term sheet with CVP are significant steps toward resolving the historical lack of cash flows from Petrodelta and to enhancing Petrodelta’s ability to finance operations and expansion. We believe that failure to obtain stockholder approval of the CT Energy transaction could likely lead to (1) an acceleration requiring the full repayment of the Convertible Note and the Non-Convertible Note in the near future and (2) the termination of our negotiations of the restructuring of Petrodelta as contemplated by the CVP term sheet. Under this scenario, we would be forced to seek new funding to provide the liquidity to repay the Convertible Note and the Non-Convertible Note in an environment we believe would be even more difficult than the challenging environment we faced before entering into the CT Energy transaction.

DESCRIPTION OF THE CT ENERGY TRANSACTION

Introduction

On June 19, 2015 (the “Closing Date”), we entered into a securities purchase agreement (the “Purchase Agreement”) with CT Energy Holding SRL, a Venezuelan-Italian consortium (“CT Energy”). Under the Purchase Agreement, we sold to CT Energy a senior secured note (the “Non-Convertible Note”), a senior secured convertible note (the “Convertible Note”), a warrant (the “Warrant”) and a senior secured note under which additional funds may be loaned by CT Energy in the future (the “Additional Draw Note”). On that date, we also entered into a strategic relationship with CT Energy and CT Energia Holding, Ltd., an international energy trading firm and affiliate of CT Energy (“CT Energia”), designed to maximize the long-term success and value of our Venezuelan operations and our 20.4% investment in Petrodelta. We immediately received proceeds of $32.2 million from the sale of the Non-Convertible Note and the Convertible Note. We could realize up to $42.5 million in additional proceeds from the full exercise of the Warrant. We have also entered into a term sheet with Corporacion Venezolana del Petroleo, S.A. (“CVP”), which owns 60% of Petrodelta, our partner in Petrodelta, for the repositioning and growth of Petrodelta’s business.

Certain dates are important to understanding the transaction with CT Energy and CT Energia. As used in this Proxy Statement:

•	The “Claim Date” means the business day following the one-year anniversary of the Closing Date, provided that CT Energy may elect to extend the Claim Date up to six months by lending additional funds under the Additional Draw Note;

•	The “Ownership Threshold Date” means the date when CT Energy, together with its affiliates and any permitted transferees, no longer holds, on an as-converted basis, at least 50% of the shares of our common stock issuable upon conversion and exercise of the Convertible Note and Warrant;

•	The “Stock Appreciation Date” means the date on which the volume weighted average price of our common stock over any 30-day period equals or exceeds $2.50 per share; and

•	The “Stockholder Approval Date” means the date on which our stockholders approve Proposals 1, 2 and 3 as set forth in this Proxy Statement.

Additional information concerning the transaction with CT Energy and CT Energia is provided below.

Purchase Agreement

Below is a summary of the material terms of the Purchase Agreement. Under the Purchase Agreement, we sold to CT Energy the Non-Convertible Note, the Convertible Note, the Warrant and the Additional Draw Note, the material terms of which are described in the section below titled Securities Sold to CT Energy.

Stockholder Approval

We are required to hold the annual meeting to which this Proxy Statement relates as promptly as practicable after this Proxy Statement is approved for definitive filing by the SEC, but in any event no later than August 31, 2015. We also agreed to ask our stockholders to vote on, and recommend that our stockholders vote “FOR,” each of Proposals 1, 2 and 3 set forth in this Proxy Statement, at the annual meeting. These proposals concern certain aspects of the transaction with CT Energy.

If any of Proposals 1, 2 or 3 are not approved at the annual meeting, we are required to call successive special meetings (or if applicable other annual meetings) at least once every six months to obtain those approvals and to prepare and deliver a proxy statement to our stockholders at least 45 days in advance of each such stockholders’ meeting. If any of Proposals 1, 2 or 3 are not approved at the annual meeting to which this Proxy Statement relates, holder of at least 25% of the outstanding principal amount of the Non-Convertible Note (i.e., CT Energy or its permitted transferee) may elect to accelerate full repayment of the Non-Convertible Note and Convertible Note upon 60 days’ notice. On the date payment is due under the acceleration notice, the Warrant and CT Energy’s governance rights will terminate, as will the Management Agreement and the standstill provisions

Description of the CT Energy Transaction (continued)

discussed below. Effectively, our relationship with CT Energy and CT Energia would cease. In addition, the transactions contemplated by the term sheet with CVP would not be consummated. For more information, please see the section below titled Consequences of Stockholder Vote on Proposals 1, 2 and 3.

Board Representation

Under the Purchase Agreement, CT Energy has the right to designate three members to our Board of Directors, at least one of whom must be independent and in each case subject to the satisfaction of all legal and governance requirements for service as a director of the Company. On the Closing Date, our Board of Directors approved the appointment of CT Energy’s initial designees, Mr. Oswaldo Cisneros, Mr. Francisco D’Agostino and Mr. Edgard Leal, as Board members. We have agreed to nominate each of CT Energy’s designees in the Company’s slate of directors at each meeting (or consent solicitation, if applicable), including the annual meeting to which this Proxy Statement relates, to recommend that our stockholders elect these designees and to use reasonable best efforts to cause those designees to be elected. If any of these directors should resign or otherwise not serve on the Board, CT Energy has the right to designate a replacement who is reasonably satisfactory to the Company and subject to the same requirements that applied to the initial appointment.

CT Energy also has the right to designate the HNR Finance’s two designated members on the board of directors of Petrodelta, each of whom will serve in good faith at the direction of our Chief Executive Officer and in accordance with all applicable laws, our Code of Business Conduct and Ethics and the governing documents of HNR Finance. At the direction of CT Energy, we caused Mr. Cisneros and Mr. Eduardo Pantin Shortt to be appointed to those positions. If any of these directors should resign or otherwise not serve on the board of directors of Petrodelta, CT Energy has the right to designate a replacement who is reasonably satisfactory to the Company and subject to the same restrictions that applied to the initial appointment.

Special Board Approvals

Under the Purchase Agreement, certain “Extraordinary Actions” by the Company require the approval of a 5/7 majority of the whole Board. Extraordinary Actions include the following: (1) any declaration of dividends; (2) any sale or issuance of securities by the Company; (3) commencement of any bankruptcy, dissolution or similar proceedings by the Company or its subsidiaries; (4) any material change in the Company’s business; (5) forming any new subsidiaries or becoming the general partner in a partnership; (6) commencing or settling any litigation above a certain threshold; (7) taking any action relating to certain disputes with or investigations by a tax or regulatory body; (8) commencing the process of entering into any agreement relating to, or consummating, the sale of all or substantially all of the assets of the Company or any merger, business combination or change in control transaction; (9) material investments in any third party; (10) any change in the number of the Company’s directors; (11) forming any Board committee; (12) approval of the Company’s annual budget and business plan; (13) any action that would cause a change to the Company’s tax treatment; (14) any change in the Company’s auditor or material accounting policies (except as required by GAAP); (15) any amendment to the governing documents of the Company or its subsidiaries; (16) any increase in the compensation or benefits payable (or to become payable) to any of the Company’s senior employees, independent contractors or directors; (17) entry into or amendment of an agreement with any senior employee or director; (18) any action to accelerate any payment or benefit, or the funding of any payment or benefit, to any of the Company’s senior employees or directors; or (19) any hiring or termination of any senior employee, other than a termination for cause.

Other actions that are generally prohibited under the Purchase Agreement may be taken by the Company if they are approved by a majority of the Board, which majority must include at least one of CT Energy’s non-independent designated directors, including the following: (1) incurring indebtedness under certain types of permitted swap contracts; (2) incurring indebtedness to finance the purchase, lease, construction, repair, replacement or improvement of real or personal property on certain preapproved terms; (3) incurring indebtedness to a wholly owned subsidiary of the Company (in any amount) or to third persons (in an amount not to exceed $10,000,000 at any one time outstanding), in each case that is subordinated to the obligations of the Company on terms approved by such majority of the Board; (4) incurring indebtedness that is subordinated to the obligations of the Company on terms satisfactory to the majority noteholders of each class in their sole discretion; (5) any transaction with an affiliate of the Company; (6) any pledges or deposits to secure the performance of obligations existing or arising under swap contract that have also been approved by such a majority; (7) entrance into other liens (other than certain types of liens that do not require the approval of such a majority); (8) prepayment of indebtedness; (9) requesting to file a claim against the Government of Venezuela relating to the interest of the Company or any of its subsidiaries in Petrodelta until on or after the Claim Date; and (10) using proceeds from the transactions under the Purchase Agreement or any other expenditures for anything other than as set forth in an agreed-upon budget.

Description of the CT Energy Transaction (continued)

The governance rights described above terminate on the first to occur of (1) the Ownership Threshold Date, (2) the Claim Date (but only if the Stock Appreciation Date (as defined in the section below titled Securities Sold to CT Energy—Warrant) has not occurred before the Claim Date) and (3) the date on which the Warrant expires. These governance rights will also terminate on the date when the Non-Convertible Note and Convertible Note become due if CT Energy or its permitted transferees has elected to accelerate full repayment of those securities after the failure of any of Proposals 1, 2 or 3 to approved at the annual meeting.

2015 Budget

Under the Purchase Agreement, we are required to abide by the 2015 budget agreed upon by us and CT Energy. In accordance with the 2015 budget, we used certain of the Closing Date proceeds to repay our $7.6 million long-term debt, the $1.3 million loan advanced to us from an affiliate of CT Energy and the $50,000 loan advanced to us from our CEO James Edmiston. In general, we intend to use the remainder of the proceeds from the transaction to reposition Harvest for long-term growth, both in Venezuela and Gabon.

Standstill and Voting Limitation

Subject to certain exceptions or except as permitted under the Purchase Agreement, CT Energy and its affiliates are prohibited from: (i) acquiring any of the securities of the Company, our subsidiaries or Petrodelta without approval of our Board of Directors; (ii) proposing to enter into any merger or business combination involving the Company, any of our subsidiaries or Petrodelta; (iii) soliciting proxies or consents from our stockholders or otherwise seeking to influence control of the management or policies of the Company, our subsidiaries, or Petrodelta; (iv) forming or joining a group (as that term is defined in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and excluding any group with CT Energy’s affiliates) with respect to any voting securities of the Company; (v) acting alone or in concert to seek to control or influence our management, our Board of Directors or our policies; (vi) disclosing any intention inconsistent with or assisting any other person in doing any of the foregoing; or (viii) seeking to negotiate or influence the terms and conditions of employment of employees of the Company or our subsidiaries. These standstill provisions do not apply to CT Energy’s designees serving on our Board of Directors in their capacity as directors. These standstill provisions will no longer apply on the earliest to occur of (i) the Claim Date, (ii) the Stock Appreciation Date and (iii) the Ownership Threshold Date. These standstill provisions will also terminate on the date when the Non-Convertible Note and Convertible Note become due if CT Energy or its permitted transferees has elected to accelerate full repayment of those securities after the failure of any of Proposals 1, 2 or 3 to approved at the annual meeting.

CT Energy and its affiliates are also prohibited from exercising voting rights of any securities acquired under the Purchase Agreement, including common stock issued upon conversion and exercise of the Convertible Note and Warrant, in excess of 49.90% of the total outstanding voting securities of the Company, regardless of the beneficial ownership percentage represented by such securities. In addition, until the Stock Appreciation Date, the Company and CT Energy have agreed not to take any action that would constitute a “change of control” under certain Company contracts.

Transfer Restrictions on Securities

The Purchase Agreement restricts transfer of the Non-Convertible Note, Convertible Note, Warrant and Additional Draw Note, or any portion thereof, to any non-affiliate of CT Energy without prior approval of the Company’s Board of Directors, which consent shall not be unreasonably withheld, delayed or conditioned. Under the Purchase Agreement, CT Energy is not restricted from transferring these securities to its affiliates. The Purchase Agreement also does not restrict CT Energy from transferring shares of our common stock issued upon conversion and exercise of the Convertible Note and Warrant.

Description of the CT Energy Transaction (continued)

Preemptive Rights

Under the Purchase Agreement, CT Energy has preemptive rights to participate pro rata in our future debt and equity financings up to 19.9% (pre-Closing Date) of our outstanding voting stock before the Stockholder Approval Date. From and after the Stockholder Approval Date, CT Energy has preemptive rights to participate pro rata in future debt and equity financings up to 49.90% (post-Closing Date), subject to certain exceptions, including issuances of equity-based compensation to our directors or employees pursuant to any employee benefit plan and issuances of shares of our common stock pursuant to the exercise of certain warrants outstanding prior to the Closing Date. After the Stockholder Approval Date, CT Energy is also entitled to purchase common stock in the open market sufficient to reach 49.90% ownership, provided that CT Energy has fully converted and fully exercised the Convertible Note and Warrant prior to making such purchases.

Representations and Warranties

In the Purchase Agreement, we made customary representations and warranties to CT Energy relating to us, our business, the securities issued to CT Energy and the shares of our common stock to be issued to CT Energy upon conversion of the Convertible Note and the exercise of the Warrant. These representations and warranties were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, CT Energy, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company, CT Energy or their subsidiaries or affiliates. The provisions of the Purchase Agreement, including the representations and warranties, should not be read alone, but instead should only be read together with the information provided elsewhere in this document, as well as the periodic and current reports and statements that the Company files with the Securities and Exchange Commission (the “SEC”). For information on how to view or obtain copies of these documents, please see the section of this Proxy Statement titled Questions and Answers Regarding the Annual Meeting and Future Stockholder Proposals—How can I obtain additional information?

Fees and Expenses

We previously reimbursed CT Energy for $300,000 of its and its affiliates’ out-of-pocket expenses incurred in connection with the transactions contemplated by the Purchase Agreement. We also agreed to pay CT Energy a commitment fee equal to 1.0% of the $32.2 million funding made available by CT Energy. Each party otherwise bears all other costs and expenses incurred by it or its affiliates in connection with the transactions described in the Purchase Agreement.

Securities Sold to CT Energy

Non-Convertible Note

The Non-Convertible Note is a 15.0% senior secured note in the aggregate principal amount of $25.225 million. It matures on June 19, 2020, the fifth anniversary of its issuance, and interest is payable quarterly. On the Claim Date, if the Stock Appreciation Date has not yet occurred, the maturity date of the Non-Convertible Note will be extended by two years and the interest rate on the Non-Convertible Note will adjust to 8.0%. The Company may prepay the Non-Convertible Note at any time, subject to a two-year “make-whole” premium. The Non-Convertible Note includes customary events of default, which include payment defaults and covenant breaches under the Purchase Agreement. If there is an event of default under the Non-Convertible Note, among other remedies, the holder of the Non-Convertible Note may accelerate payment by written notice to the Company; provided that in certain circumstances acceleration may be annulled if the Company cures the default within 20 days following delivery of the notice. The holder of the Non-Convertible Note may also waive an existing default by written notice.

Description of the CT Energy Transaction (continued)

Convertible Note

The Convertible Note is a 9.0% convertible senior secured note in the aggregate principal amount of $6.975 million. The Convertible Note is convertible beginning on the date of issuance of the Convertible Note and matures on June 19, 2020, the fifth anniversary of the date of issuance. Interest is payable quarterly, and the Company may prepay the Non-Convertible Note at any time. The Convertible Note includes customary events of default, which include payment defaults and covenant breaches under the Purchase Agreement. If there is an event of default under the Convertible Note, among other remedies, the holder of the Convertible Note may accelerate payment by written notice to the Company; provided that in certain circumstances acceleration may be annulled if the Company cures the default within 20 days following delivery of the notice. The holder of the Convertible Note may also waive an existing default by written notice.

The following is a summary of the other material terms of the Convertible Note.

Conversion

At the initial conversion price of $0.82 per share, the holder may convert the Convertible Note into 8,506,097 shares of the Company’s common stock, par value $0.01 per share. Notwithstanding the foregoing, prior to the Stockholder Approval Date, the Convertible Note’s holder may only convert it to the extent that the shares of common stock issuable upon such conversion, when aggregated with all prior issuance of shares upon the conversion or exercise of the Convertible Note and Warrant, do not equal or exceed 20% of the Company’s outstanding voting power or outstanding common stock, in each case determined before such conversion.

Conversion Price

The initial conversion price of the Conversion Price is $0.82 per share of common stock. This price was originally agreed to by the Company on May 10, 2015, the date we entered into the term sheet with representatives of CT Energy. On that date, the initial conversion price was approximately 19% higher than the previous closing price of our common stock ($0.69 per share on May 8, 2015). The exercise price of the Convertible Note will be adjusted pursuant to the anti-dilution provisions described below.

Anti-Dilution

The Convertible Note contains customary anti-dilution provisions, as well as anti-dilution provisions that will reduce the conversion price to any lower price at which the Company issues common stock, subject to certain exceptions. Specifically, the conversion price of the Convertible Note will be adjusted upon the occurrence of the following events: (i) issuances of common stock, or securities convertible into common stock, for consideration per share less than the conversion price then in effect (in which case the conversion price will be reduced to such lower price); (ii) stock splits, subdivisions or combinations or dividends; (iii) distributions consisting of common stock, or rights to acquire common stock; (iv) certain distributions of debt, securities, assets or other property to holders of common stock; or (v) payments to holders of common stock in respect of a tender or exchange offer. Notwithstanding the foregoing, no adjustment to the conversion price shall occur in connection with certain events, including: (i) equity based compensation to directors or employees of the Company; (ii) common stock issued pursuant to certain outstanding Company warrants; (iii) the incurrence of certain indebtedness not prohibited under the Purchase Agreement; (iv) issuances pursuant to employee benefit plans; (v) issuances of common stock upon exercise of the Warrant; (vi) a merger, or business or asset acquisition with respect to a non-affiliate of the Company; or (vii) the issuance of any shares of common stock pursuant to any plan providing for the reinvestment of dividends or interest payable on Company’s securities.

Voting Rights

Under the Purchase Agreement, the Company issued 69.75 shares of newly-created Series C Preferred Stock (the “Series C Shares”). The Series C Shares provide CT Energy with voting rights equivalent to the common stock underlying the unconverted portion of the Convertible Note. The other terms and conditions of the Series C Shares are as set forth in a Certificate of Designations of Preferred Stock, Series C of Harvest Natural Resources, Inc. (“Series C Certificate of Designations”). As of the Record Date, CT Energy had the right to acquire 8,506,097 shares of our common stock upon conversion of the Convertible Note, based on the conversion price then in effect. Under the Series C Certificate of Designations, therefore, CT Energy had 8,506,097 votes as of the Record Date attributable to its ownership of our Series C Shares. Notwithstanding the foregoing, CT Energy and its affiliates will not vote on Proposals 2 and 3 set forth in this Proxy Statement.

Description of the CT Energy Transaction (continued)

Warrant

The Warrant entitles its holder to acquire up to 34,070,820 shares of common stock at an initial exercise price of $1.25 per share. The Warrant is exercisable beginning on the Stock Appreciation Date (the date on which the volume weighted average price of our common stock over any 30-day period equals or exceeds $2.50 per share) and ceases to be exercisable on June 19, 2018, the third anniversary of its issuance. The Warrant terminates on the earlier of its exercise in full and June 19, 2018.

The following is a summary of the other material terms of the Warrant.

Exercise

After the Stockholder Approval Date and provided the volume weighted average price of our common stock over any 30-day period has equaled or exceeded $2.50 per share, the holder may exercise the Warrant, in the manner described below, to acquire up to 34,070,820 shares of the Company’s common stock, at an initial exercise price of $1.25 per share. Prior to the Stockholder Approval Date, the Warrant’s holder may only exercise it to the extent that the shares of common stock issuable upon such exercise, when aggregated with all prior issuance of shares upon the exercise or conversion of the Warrant and Convertible Note, do not exceed 20% of the Company’s outstanding voting power or outstanding common stock, in each case determined before such exercise.

At CT Energy’s election, the Warrant may be exercised (i) for cash or (ii) by effecting a reduction in the principal amount of the Non-Convertible Note, in which case the exercise price of the Warrant will be adjusted to give CT Energy the benefit of the “make-whole” premium in the Non-Convertible Note.

Exercise Price

The initial exercise price of the Warrant is $1.25 per share of common stock. This price was originally agreed to by the Company on May 10, 2015, the date we entered into a term sheet with representatives of CT Energy. On that date, the initial exercise price was approximately 83% higher than the previous closing price of our common stock ($0.69 per share on May 8, 2015). Also, the $2.50 trigger price before the Warrant could be exercised was 262% of the May 8, 2015 per share closing price. The exercise price of the Warrant will be adjusted to give CT Energy the benefit of the “make-whole” premium in the Non-Convertible Note if CT Energy chooses to exercise the Warrant by effecting a reduction in the principal amount of the Non-Convertible Note. The exercise price of the Warrant will also be adjusted pursuant to the anti-dilution provisions described below.

Anti-Dilution

The Warrant contains customary anti-dilution provisions. Specifically, the exercise price of the Warrant will be adjusted upon the occurrence of the following events: (i) issuances of common stock, or securities convertible into common stock, for consideration per share less than the exercise price then in effect; (ii) stock splits, subdivisions or combinations or dividends; (iii) distributions consisting of common stock, or rights to acquire common stock; (iv) certain distributions of debt, securities, assets or other property to holders of common stock; or (v) payments to holders of common stock in respect of a tender or exchange offer. Notwithstanding the foregoing, no adjustment to the exercise price shall occur in connection with certain events, including: (i) equity based compensation to directors or employees of the Company; (ii) common stock issued pursuant to certain outstanding Company warrants; (iii) the incurrence of certain indebtedness not prohibited under the Purchase Agreement; (iv) issuances pursuant to employee benefit plans; (v) issuances of common stock upon conversion of the Convertible Note; (vi) a merger, or business or asset acquisition with respect to a non-affiliate of the Company; or (vii) the issuance of any shares of common stock pursuant to any plan providing for the reinvestment of dividends or interest payable on Company’s securities.

Additional Draw Note

The Additional Draw Note is a 15.0% senior secured note, under which CT Energy may elect to provide $2 million of additional funds to the Company per month for up to six months following the one-year anniversary of the Closing Date (up to $12 million in aggregate). The terms of the Additional Draw Note are otherwise consistent with the terms of the Non-Convertible Note, including the Company’s ability to prepay the Additional Draw Note at any time, subject to a two-year “make-whole” premium.

Description of the CT Energy Transaction (continued)

Other Agreements

On the Closing Date, the Company entered into certain other material agreements in the transaction with CT Energy and CT Energia. The following is a summary of the material terms of those agreements.

Security Agreement and Guaranty

The Company, Harvest Natural Resources, Inc. (UK), Harvest (US) Holdings, Inc. and Harvest Offshore China Company (the three preceding entities, the “Subsidiary Guarantors”) entered into a security agreement (the “Security Agreement”) in favor of CT Energy, under which the Company and the Subsidiary Guarantors pledged substantially all of their assets to secure the Non-Convertible Note and the Convertible Note. The Company and the Subsidiary Guarantors also executed a guaranty agreement (the “Guaranty”) in favor of CT Energy, under which the Subsidiary Guarantors guaranteed the Company’s obligations under the Non-Convertible Note, the Convertible Note and the Purchase Agreement.

Management Agreement

The Company and CT Energia entered into a Management Agreement (the “Management Agreement”), under which CT Energia and its representatives will manage the day-to-day operations of the Company’s business as it relates to Petrodelta and Venezuela generally. The Company agreed to cause its majority-owned subsidiary, HNR Finance B.V. (“HNR Finance”), to approve the Management Agreement as soon as practicable after the Closing Date. Under the Management Agreement, CT Energia will represent and promote the interests of HNR Finance. In addition, Mr. Alessandro Bazzoni, the Chief Executive Officer of CT Energia, will serve as Director and General Manager – Venezuelan Operations for the Company. The employees and independent contractors of HNR Finance and Harvest-Vinccler, S.C.A., an affiliate of HNR Finance, who are primarily dedicated to or engaged in the Company’s Venezuelan operations, will report directly to Mr. Bazzoni. CT Energia’s representatives, including Mr. Bazzoni, will report to and act under the direction of the Company’s Chief Executive Officer in performing services under the Management Agreement. If the Stock Appreciation Date occurs before the Claim Date, the parties to the Management Agreement will negotiate in good faith and agree to a new management agreement containing substantially similar operating and management responsibilities, subject to review and approval by the Company’s Board of Directors. Otherwise, the Management Agreement will terminate on the Claim Date unless it terminates earlier according to its terms.

Voting Agreements

The Company and CT Energy entered into a voting agreement (the “Investor Voting Agreement”), under which CT Energy agreed that, if the Stock Appreciation Date has not occurred before the Claim Date, then beginning on the Claim Date, CT Energy would vote for all directors nominated by the Company’s Board of Directors, and against those not so nominated, at subsequent stockholders meetings. The Investor Voting Agreement will remain in effect until the earliest to occur of (i) the Stock Appreciation Date and (ii) the date on which CT Energy’s equity holdings in the Company fall below a specified threshold.

Each of the Company’s directors prior to the Closing Date and each of the Company’s executive officers entered into voting agreements (the “Company Voting Agreements,” and together with the Investor Voting Agreement, the “Voting Agreements”), under which those individuals agreed to vote for Proposals 1, 2 and 3 as set forth in this Proxy Statement at the annual meeting, and, with respect to certain individuals, at subsequent stockholders meetings, if applicable. Each Company Voting Agreement contain customary terms and conditions and terminates on the Stockholder Approval Date, unless earlier terminated in accordance with its terms.

Description of the CT Energy Transaction (continued)

Registration Rights Agreement

The Company and CT Energy entered into a registration rights agreement (the “Registration Rights Agreement”), under which CT Energy has customary “demand” rights to cause the Company to register the Non-Convertible Note and the Convertible Note, as well as the common stock underlying the Convertible Note and the Warrant. The Company also agreed to use its reasonable best efforts to register the same securities on a shelf registration statement and to effect shelf takedowns of such securities, subject to certain conditions. The Registration Rights Agreement will remain in effect so long as the Warrant, the Non-Convertible Note, the Convertible Note or the common stock underlying the Convertible Note and the Warrant remain outstanding.

Fourth Amended and Restated Rights Agreement.

The Company entered into an amendment (the “Fourth Amendment”) to its Third Amended and Restated Rights Agreement, dated as of August 23, 2007, between the Company and Wells Fargo Bank, N.A., as rights agent (as amended, restated and further amended from time to time, the “Rights Agreement”). The Fourth Amendment provides the Investor will not become an “Acquiring Person” under the Rights Agreement, or otherwise trigger consequences under the Rights Agreement, solely as a result of (i) the execution and performance of the Purchase Agreement, (ii) the purchase of the securities under the Purchase Agreement, or the exercise of any rights accompanying such securities, or (iii) the consummation of any other transaction contemplated in the Purchase Agreement.

*        *        *

The Purchase Agreement, Non-Convertible Note, Convertible Note, Warrant, Additional Draw Note, Management Agreement, Voting Agreements, Registration Rights Agreement, Fourth Amendment to the Rights Agreement and Series C Certificate of Designations are filed as exhibits to our Current Report on Form 8-K filed with the SEC on June 22, 2015. You can access the Current Report on Form 8-K and each of the agreements at www.sec.gov. You may also obtain copies of these documents by contacting our Corporate Secretary using the contact information set forth in the section of this Proxy Statement titled Questions and Answers Regarding the Annual Meeting and Future Stockholder Proposals—How can I obtain additional information?

Consequences of Stockholder Vote on Proposals 1, 2 and 3

The following consequences could occur depending on the outcome of the stockholder vote on Proposals 1, 2 or 3 at the annual meeting. In general, this section addresses material consequences that could occur under the CT Energy transaction agreements, and does not address speculative or other consequences that may occur outside of the express terms of such agreements. For more information on Proposals 1, 2 and 3, please see the subsection of this section of the Proxy Statement titled The CT Energy Transaction Proposals beginning on page 16.

Consequences if Proposals 1, 2 or 3 Are Not Approved

Subsequent Stockholders Meetings

If any of Proposals 1, 2 or 3 are not approved at the annual meeting, the Purchase Agreement requires that we call successive stockholders meetings at least once every six months until we obtain stockholder approval of the proposals that have not been approved. We must prepare and deliver a proxy statement to our stockholders at least 45 days before each such meeting.

Limited Conversion and Exercise of Convertible Note and Warrant

If Proposal 1 (Amendment to Certificate of Incorporation) is not approved, we will not have enough authorized shares of common stock under our certificate of incorporation to issue upon the full conversion and exercise of the Convertible Note and Warrant. If Proposal 2 (Issuance of Common Stock Under Convertible Note and Warrant) is not approved, the Convertible Note and the Warrant will not be convertible or exercisable into an aggregate number of shares exceeding the NYSE Cap. In either case, if the Warrant cannot be fully exercised, we would be limited in the amount of proceeds we could realize from the Warrant, and thereby would not realize the full potential of our strategic transaction with CT Energy and CT Energia. The full convertibility and exercisability of the Convertible Note and Warrant were an integral part of this strategic transaction.

Description of the CT Energy Transaction (continued)

Acceleration of Notes and Termination of Strategic Relationship

If any of Proposals 1, 2 or 3 are not approved at the annual meeting, holders of at least 25% of the outstanding principal amount of the Non-Convertible Note (i.e., CT Energy and its permitted transferees) may elect to accelerate full repayment of the Non-Convertible Note and Convertible Note upon 60 days’ notice. On the date payment is due under the acceleration notice, the Warrant and CT Energy’s governance rights will terminate, as will the Management Agreement and the standstill provisions discussed above. Effectively, our relationship with CT Energy and CT Energia will cease. If the Non-Convertible Note and the Convertible Note are accelerated, we will be forced to quickly raise additional funds to avoid defaulting on our payment obligations, and we cannot guarantee that we would be able to raise sufficient funds. As a result, our liquidity position will be adversely affected. In addition, the transactions contemplated by the term sheet with CVP will not be consummated, and we will not be able to realize the results of the Petrodelta structuring that we have been negotiating. For more information concerning the transactions contemplated by the term sheet with CVP, please see the section of this Proxy Statement titled Background of the CT Energy Transaction beginning on page 3.

Consequences if Proposals 1, 2 and 3 Are Approved

Full Conversion and Exercise of Convertible Note and Warrant

If Proposals 1 and 2 are approved, CT Energy may fully convert and exercise the Convertible Note and Warrant into shares of common stock. To the extent the Warrant is exercised for shares exceeding the number currently authorized for issuance under our certificate of incorporation or the NYSE Cap, we would receive additional proceeds as a result of your approval of Proposals 1 and 2.

Continuation of Strategic Relationship

If Proposals 1, 2 and 3 are approved, CT Energy’s governance rights, the Management Agreement and the standstill provisions will continue as described above. Our relationship with CT Energy and CT Energia will continue, and we would be able to continue working with CT Energy and CT Energia to consummate the transactions contemplated by the term sheet with CVP. Our ability to continue our work on the transaction described in the CVP term sheet will provide us with the opportunity to put into place the new Petrodelta structure that we have been negotiating with CVP so that we can, in turn, be in a better position to realize benefits from our investment in Petrodelta, assuming that we can finalize and sign definitive agreements.

Increased Ownership by CT Energy

Based on the number of shares of our common stock outstanding on the Closing Date, if CT Energy fully converts and exercises the Convertible Note and the Warrant at the initial conversion and exercise prices, CT Energy will own approximately 49.9% of our outstanding common stock. Our other stockholders will be diluted from ownership standpoint. Our other stockholders may also suffer economic dilution. However, the Warrant will not be exercisable until the volume weighted average price of our common stock over any 30-day period equals or exceeds $2.50 per share, which means that stockholders other than CT Energy will have experienced significant share price appreciation prior to such exercise when compared to the $0.69 price per share of our common stock on May 8, the last trading date before we entered into the term sheet with representatives of CT Energy.

For so long as CT Energy is a significant stockholder, CT Energy and its affiliates may exercise significant influence or control over our management and affairs, including influence or control beyond what is expressly permitted under the CT Energy transaction documents. CT Energy and its affiliates also will be able to strongly influence or determine all matters requiring stockholder approval, regardless of whether or not other stockholders believe that a potential transaction is in their own best interests. In any of these matters, the interests of CT Energy and its affiliates may differ or conflict with your interests.

The high concentration of stock ownership in one stockholder may also directly or indirectly deter hostile takeovers, delay or prevent changes in control or changes in management, or limit the ability of our other stockholders to approve transactions that they may deem to be in our best interests. Additionally, the trading price of our common stock may be adversely effected to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

THE CT ENERGY TRANSACTION PROPOSALS

Proposal 1

Amendment to Certificate of Incorporation

Proposed Amendment

On June 15, 2015, our Board of Directors adopted a resolution recommending that our stockholders approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000. If approved by the stockholders, the amendment will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware.

Specifically, under this Proposal 1, the Company’s stockholders are being asked to approve an amendment to the first sentence of Article Fourth of the certificate of incorporation which, if approved, would provide in its entirety as follows:

4. The total number of shares of stock that the corporation shall have authority to issue is:

A. Common Stock. One hundred fifty million (150,000,000) shares, par value $0.10 per share; and

B. Preferred Stock. Five million (5,000,000) shares, par value $0.01 per share.

There would be no change to the other provisions of Article Fourth of the certificate of incorporation.

Reasons for Amendment

The purpose of this amendment is to ensure that a sufficient number of shares of our common stock are available for issuance to CT Energy under the Convertible Note and Warrant that we sold to CT Energy, and also to ensure that we have a sufficient number of shares available for possible future financings, currency for possible future acquisitions and for future equity-based compensation awards.

Our certificate of incorporation currently authorizes the issuance of 80,000,000 shares of common stock. As of July 14, 2015, there were 42,747,567 shares outstanding and 6,813,085 shares reserved for issuance under outstanding warrants to purchase our common stock and pursuant to our long-term incentive plans, leaving only 30,439,348 authorized shares that were not issued or reserved for issuance.

At the initial conversion and exercise prices, an aggregate of 42,576,918 shares of common stock would be issuable upon the full conversion and exercise of the Convertible Note and Warrant. Without this amendment, we will not have enough authorized shares of common stock to issue upon the full conversion and exercise of the Convertible Note and Warrant. If the Warrant cannot be fully exercised, we would be limited in the amount of proceeds we could realize from the Warrant, and thereby would not realize the full potential of our strategic transaction with CT Energy and CT Energia. The full convertibility and exercisability of the Convertible Note and Warrant were an integral part of the transaction. The Purchase Agreement requires that we amend our certificate of incorporation so that there are sufficient authorized shares to provide for full conversion of the Convertible Note and full exercise of the Warrant.

With this amendment, we are also seeking to authorize a number of shares of common stock sufficient to grant future awards under our equity compensation plans. Equity awards are necessary to attract, motivate and retain key employees. For additional information concerning our equity compensation plans, please see the section of this Proxy Statement titled Equity Compensation Plans and Proposal 7 beginning on page 56, including Proposal 7, which would authorize 5,000,000 additional shares of common stock available for awards under our 2010 Long-Term Incentive Plan. Approval of this amendment would also provide us with the flexibility to pursue future financings, which may be vital to implementing our future strategy.

If our stockholders fail to approve this Proposal 1, CT Energy will have the right to accelerate full repayment of the Non-Convertible Note and the Convertible Note upon 60 days’ notice, at which time our strategic relationship with CT Energy and CT Energia would terminate. If the Non-Convertible Note and the Convertible Note are accelerated, we would be forced to quickly raise additional funds to avoid defaulting on our payment obligations, and we cannot guarantee that we would be able to raise sufficient funds. In addition, the transactions contemplated by the term sheet with CVP will not be consummated. For additional information, please see the section of this Proxy Statement titled Consequences of Stockholder Vote on Proposals 1, 2 and 3 beginning on page 14. For additional information concerning the transaction with CT Energy and CT Energia, please see the sections of this Proxy Statement titled Background of the CT Energy Transaction beginning on page 3 and Description of the CT Energy Transaction beginning on page 7.

Effects of Increase in Authorized Common Stock on Rights of Stockholders

The increase in authorized common stock under this Proposal 1 will not have any immediate effect on the rights of our stockholders. Although the additional authorized shares of common stock will not change the voting rights, dividend rights, liquidation rights or any other stockholder rights, our Board will have the authority to issue additional shares of common stock without requiring future stockholder approval of such issuances, including upon conversion of the Convertible Note and exercise of the Warrant, except as may be required by applicable law or the rules of the NYSE or any stock exchange on which our securities may be listed. The issuance of additional shares of common stock will decrease the relative percentage equity ownership of our common stockholders, thereby diluting the voting power of their common stock, and, depending on the price at which the additional shares are issued, may also be dilutive to the earnings per share of their common stock. The authorization of additional shares of common stock could also have an anti-takeover effect, in that additional shares could be issued in one or more transactions that could make a change in control or takeover of the Company more difficult or by the issuance of additional shares to certain persons allied with the Company’s management that could make it more difficult to remove such persons.

Anti-Takeover Effects Under Our Existing Certificate of Incorporation and Bylaws and Delaware Law

Certificate of Incorporation and Bylaws

Existing provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests. These provisions could limit the price that investors might be willing to pay in the future for shares or our common stock.

•	Authorized but unissued shares. The authorized but unissued shares or our common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

•	Amendment to bylaws. Our Board is authorized to make, alter or repeal our bylaws without further stockholder approval.

•	Advance notice of director nominations and matters to be acted upon at meetings. Our bylaws contain advance notice requirements for nominations for directors to our Board and for proposing matters that can be acted upon by stockholders at stockholders meetings.

•	Vacancies in the Board. Any vacancy in our Board existing for any reason may be filled by the remaining directors.

•	Special meetings of stockholders. Our bylaws provide that special meetings of stockholders may be called only by our President and Chief Executive Officer or the Chairman of the Board and then only as provided for in resolutions duly adopted by the Board of Directors or at the written request of a majority of the directors.

Delaware Law

We are subject to the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware. Section 203 provides that an interested stockholder may not engage in specified business combinations with a corporation for a period of three years after the date on which the person became an interested stockholder. An “interested stockholder” is a person who owns 15% or more of the outstanding voting stock of a corporation or a person who is an affiliate or associate of the corporation and, within the preceding three-year period, owned 15% or more of the outstanding voting stock. Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision of Delaware law has an anti-takeover effect for transactions not approved in advance by the Board, including discouraging takeover attempts that might result in a premium over the market price for shares of our common stock. As a result, any person who owns at least 15% of the outstanding shares of our common stock could not pursue a takeover transaction that was not approved by the Board.

Our Board approved the transaction with CT Energy for purposes of Section 203, and therefore Section 203 does not apply to the transaction with CT Energy.

Required Vote

This Proposal 1 requires the affirmative “FOR” vote of a majority of the combined voting power of our outstanding common stock and our outstanding Series C Shares, voting together as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” this Proposal 1. If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. As of the Record Date, there were                      shares of our common stock outstanding, with each share entitled to one vote, and CT Energy had 8,506,097 votes attributable to its ownership of our Series C Shares.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 80,000,000 TO 150,000,000.

Proposal 2

Issuance of Shares of Common Stock Upon Conversion and Exercise of Convertible Note and Warrant

On June 15, 2015, our Board of Directors adopted a resolution recommending that our stockholders approve the issuance of shares of our common stock upon the conversion of the Convertible Note and exercise of the Warrant sold to CT Energy in an amount exceeding 20% of our outstanding voting power or outstanding common stock, in each case determined before such issuance, as required under Section 312.03 of the NYSE Listed Company Manual.

Reasons for Approval

Because our common stock is listed on the NYSE, we are subject to the NYSE’s rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if (i) the common stock to be issued has (or will have upon issuance have) voting power equal to or greater than 20% of the company’s outstanding voting power, or (ii) the number of shares of common stock to be issued is (or will be upon issuance be) equal to or greater than 20% of the company’s outstanding common stock, in each case determined before such issuance (the “NYSE Cap”).

The issuance of common stock to CT Energy upon the full conversion and exercise of the Convertible Note and Warrant would exceed the NYSE Cap, and accordingly is subject to stockholder approval under Section 312.03 of the NYSE Listed Company Manual. Without stockholder approval of this Proposal 2, the Convertible Note and the Warrant cannot be converted or exercised into an aggregate number of shares exceeding the NYSE Cap. If the Warrant cannot be fully exercised, we would be limited in the amount of proceeds we could realize from the Warrant, and thereby would not realize the full potential of our strategic transaction with CT Energy and CT Energia. The full convertibility and exercisability of the Convertible Note and Warrant were an integral part of our transaction.

Additionally, if our stockholders fail to approve this Proposal 2, CT Energy will have the right to accelerate full repayment of the Non-Convertible Note and the Convertible Note upon 60 days’ notice, at which time our strategic relationship with CT Energy and CT Energia would terminate. If the Non-Convertible Note and the Convertible Note are accelerated, we would be forced to quickly raise additional funds to avoid defaulting on our payment obligations, and we cannot guarantee that we would be able to raise sufficient funds. In addition, the transactions contemplated by the term sheet with CVP will not be consummated. For additional information, please see the section of this Proxy Statement titled Consequences of Stockholder Vote on Proposals 1, 2 and 3 beginning on page 14. For additional information concerning the transaction with CT Energy and CT Energia, please see the sections of this Proxy Statement titled Background of the CT Energy Transaction beginning on page 7 and Description of the CT Energy Transaction beginning on page 3.

Required Vote

This Proposal 2 requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present at the annual meeting (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. Abstentions, if any, will have the same effect as a vote “AGAINST” this Proposal 2. Broker non-votes will not be considered present and entitled to vote on, and accordingly will have no effect on this outcome of, this Proposal 2. If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Following discussions with the NYSE, we have determined that CT Energy and its affiliates are not entitled to vote on this Proposal 2, and their shares, which include all of our outstanding Series C Shares, will not be considered present and entitled to vote on this Proposal 2.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED ISSUANCE OF SHARES OF COMMON STOCK UPON THE CONVERSION OF THE CONVERTIBLE NOTE AND THE EXERCISE OF THE WARRANT FOR PURPOSES OF SECTION 312.03 OF THE NYSE LISTED COMPANY MANUAL.

Proposal 3

Issuance of Shares of Common Stock Upon Exercise of Preemptive Rights

On June 15, 2015, our Board of Directors adopted a resolution recommending that our stockholders approve the issuance of shares of common stock upon the future exercise of CT Energy Holding SRL’s preemptive rights, at any time prior to June 19, 2020, to participate pro rata in any of our future financings that we may pursue, for purposes of Section 312.03 of the NYSE Listed Company Manual.

Reasons for Approval

Because our common stock is listed on the NYSE, we are subject to the NYSE’s rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of a company (each a “Related Party”); (ii) a subsidiary, affiliate or other closely-related person of a Related Party; or (iii) any entity in which a Related Party has a substantial direct or indirect interest, if the number of shares of common stock to be issued, or the number of shares of common stock into which the securities may be convertible, exceeds either 1% of the company’s outstanding common stock or 1% of the company’s outstanding voting power, in each case determined before the issuance. The preemptive rights we granted to CT Energy under the Purchase Agreement would exceed this threshold. Additionally, CT Energy is a “substantial security holder,” and therefore a “Related Party,” of the Company as a result of the securities that CT Energy acquired from us under the Purchase Agreement. As a result, the preemptive rights that we granted to CT Energy are subject to stockholder approval under Section 312.03 of the NYSE Listed Company Manual

Specifically, under the Purchase Agreement, we granted CT Energy preemptive rights to participate pro rata in future debt and equity financings up to 49.90% (post-Closing Date), subject to certain exceptions, as further described in the section of this Proxy Statement titled Description of the CT Energy Transaction—Purchase Agreement beginning on page 7. Without stockholder approval of this Proposal 3, CT Energy would only have preemptive rights to participate pro rata in our future debt and equity financings up to 19.9% (pre-Closing Date). CT Energy’s ability to maintain the ownership percentage that was bargained for in the Purchase Agreement was an integral part of our strategic transaction with CT Energy and CT Energia.

Additionally, if our stockholders fail to approve this Proposal 3, CT Energy will have the right to accelerate full repayment of the Non-Convertible Note and the Convertible Note upon 60 days’ notice, at which time our strategic relationship with CT Energy and CT Energia would terminate. If the Non-Convertible Note and the Convertible Note are accelerated, we would be forced to quickly raise additional funds to avoid defaulting on our payment obligations, and we cannot guarantee that we would be able to raise sufficient funds. In addition, the transactions contemplated by the term sheet with CVP will not be consummated. For additional information, please see the section of this Proxy Statement titled Consequences of Stockholder Vote on Proposals 1, 2 and 3 beginning on page 14. For additional information concerning the transaction with CT Energy and CT Energia, please see the sections of this Proxy Statement titled Background of the CT Energy Transaction beginning on page 3 and Description of the CT Energy Transaction beginning on page 7.

Required Vote

This Proposal 3 requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present at the annual meeting (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. Abstentions, if any, will have the same effect as a vote “AGAINST” this Proposal 3. Broker non-votes will not be considered present and entitled to vote on, and accordingly will have no effect on this outcome of, this Proposal 3. If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Following discussions with the NYSE, we have determined that CT Energy and its affiliates are not entitled to vote on this Proposal 3, and their shares, which include all of our outstanding Series C Shares, will not be considered present and entitled to vote on this Proposal 3.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED ISSUANCE OF SHARES OF COMMON STOCK UPON THE EXERCISE OF PREEMPTIVE RIGHTS BY CT ENERGY FOR PURPOSES OF SECTION 312.03 OF THE NYSE LISTED COMPANY MANUAL.

STANDARD ANNUAL MEETING MATTERS AND PROPOSALS 4, 5 and 6

At the annual meeting, in addition to the proposals relating to the transaction with CT Energy and CT Energia (Proposals 1, 2 and 3) and the proposal to amend our 2010 Long-Term Incentive Plan (Proposal 7), we are asking you to vote on three standard annual meeting proposals. These proposals include:

•	Election of directors to serve for the ensuing year;

•	Ratification of BDO USA, LLP as our independent registered public accounting firm for 2015; and

•	Approval, on a non-binding, advisory basis, of our executive compensation.

This section of the Proxy Statement provides information about these three proposals, as well as information about our corporate governance, our Board and its committees, our executive officers, compensation of the members of our Board and our executive officers, stock ownership, certain relationships and audit matters.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate governance is part of our culture and a guiding principle in our behavior. The Board has adopted Guidelines for Corporate Governance, which require that independent directors comprise a majority of the Board and that the Chairman of the Board be elected from the independent directors. In addition, the Guidelines for Corporate Governance require that each standing committee of the Board be comprised solely of independent directors. Other matters included in the Guidelines for Corporate Governance are Board and director responsibilities, director qualifications, operation of the Board, director compensation, the operation and responsibilities of Board committees and management responsibilities.

The Board has adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Board last amended the Code of Business Conduct and Ethics in December 2014. The Board has not granted any waivers to the Code of Business Conduct and Ethics.

The Guidelines for Corporate Governance, the Code of Business Conduct and Ethics and the charters of all standing Board committees are accessible on our website under the Corporate Governance section at http://www.harvestnr.com. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.

Board of Directors

General Information

Our Board is comprised of seven members.

During 2014, the Board held 9 regularly scheduled and special meetings. The average attendance in 2014 of all directors at Board and committee meetings was 100%. None of our directors attended fewer than 100% of the aggregate number of the meetings of the committees on which he serves.

The non-management directors of the Board meet in regularly scheduled executive sessions without a member of Company management present. The presiding director at all of these meetings is our Chairman of the Board. Each year the Board conducts a self-evaluation as a means to determine its effectiveness.

As part of our transaction with CT Energia and CT Energy, on June 19, 2015, three of our independent directors resigned and three new directors named by CT Energy, one of whom is independent, were elected.

Leadership Structure

As prescribed by our bylaws, the Chairman of the Board has the power to preside over all meetings of the Board. Our Board has selected Mr. Stephen D. Chesebro’ to serve as Chairman of the Board. Mr. Chesebro’ has served in this capacity since 2001. The Board has determined that this structure is appropriate for the Company as it allows our Chief Executive Officer (“CEO”) to focus on his position as an advocate for management’s perspective with regard to the Company’s goals while ensuring that the Board, and therefore the Company, is steered by an objective, independent guide. Additionally, the Board believes that this structure fosters dialogue and debate among the directors.

Board of Directors (continued)

Risk Oversight

The Board considers oversight of the Company’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic, political and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management and risk mitigation strategies. Following its discussion of these reports, the Board may offer guidance and suggestions to management, but generally will defer to management to implement any risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role.

Part of the Audit Committee’s responsibilities, as set forth in its charter, is to discuss with management the major financial risk exposures faced by the Company and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, management identifies for the Audit Committee the material business risks for the Company and identifies the Company’s internal controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Director Independence

Of our seven directors, four have been affirmatively determined by the Board to be independent, including our non-executive Chairman of the Board. The directors our Board has determined to be independent are Stephen D. Chesebro’, Robert E. Irelan, Patrick M. Murray and Edgard Leal. The Board’s determination of independence is based on the standards set forth in its Guidelines for Corporate Governance, which may be found under the Corporate Governance section on our website at http://www.harvestnr.com. The Guidelines for Corporate Governance include the NYSE independence standards. In making its determination of independence, the Board took into account responses of the directors to questions concerning their employment history, compensation, affiliations and family and other relationships.

Communications with the Board

Stockholders and other individuals may contact our Chairman of the Board, or other independent non-management directors, individually or as a group, for any reason, including to make complaints regarding our accounting, internal accounting controls or auditing matters. The Board may be contacted by mail at our principal executive offices or at our website through an email link under the Corporate Governance section at http://www.harvestnr.com. All of the independent directors have approved a process for collecting, organizing and relaying stockholder communications.

Attendance at Annual Meeting of Stockholders

It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of stockholders. All directors on the Board at the time of the 2014 annual meeting of the stockholders attended the meeting.

Board Committees

The Board has three standing committees: (1) Audit, (2) Human Resources and (3) Nominating and Corporate Governance. The membership at the conclusion of 2014 and the function of each committee are described below.

Board of Directors (continued)

Name of Director	Audit	Human Resources	Nominating and Corporate Governance
Stephen D. Chesebro’			X
James A. Edmiston
Igor Effimoff*	X	X
H. H. Hardee*	X		X
Robert E. Irelan		X
Patrick M. Murray	X		X
J. Michael Stinson*	X	X

Number of Meetings in 2014	9	5	5

X = Committee member

* = Resigned from the Board effective June 19, 2015.

The Audit Committee

The Audit Committee assists the Board in its oversight of:

•	our accounting and financial reporting policies and practices;

•	the integrity of our financial statements;

•	our independent registered public accounting firm’s qualifications, independence and objectivity;

•	the performance of our internal audit function and our independent registered public accounting firm;

•	our accounting and financial reporting policies and practices; and

•	our compliance with legal and regulatory requirements.

The Audit Committee acts as a liaison between our independent registered public accounting firm and the Board, and it has the sole authority to appoint or replace the independent registered public accounting firm and to approve any non-audit relationship with the independent registered public accounting firm. Our internal auditor and the independent registered public accounting firm report directly to the Audit Committee.

The Audit Committee has established procedures for our employees and consultants to make a confidential, anonymous complaint or to raise a concern over accounting, internal accounting controls or auditing matters concerning us or any of our companies and is responsible for the proper implementation of those procedures. The Audit Committee is also responsible for understanding and assessing our processes and policies for communications with stockholders, institutional investors, analysts and brokers. The Audit Committee makes regular reports to the Board.

The Audit Committee has access to our records and employees, and has the sole authority to retain independent legal, accounting or other advisors for committee matters. We will provide appropriate funding for the payment of the independent registered public accounting firm and any advisors employed by the Audit Committee.

The Board has determined that each member of the Audit Committee meets the independence standards of the SEC’s requirements, the rules of the NYSE and the Company Guidelines for Corporate Governance. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has further determined that each member of the Audit Committee is financially literate and that Mr. Murray qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of SEC Regulation S-K. Information on the relevant experience of Mr. Murray is set forth in the discussion below under —Current Board of Directors.

The Audit Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com). Each year the Audit Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

Board of Directors (continued)

Messrs. Effimoff, Hardee and Stinson, previously members of the Audit Committee, resigned from the Board on June 19, 2015. On June 30, 2015, Messrs. Irelan and Leal were appointed to serve on the Audit Committee alongside Mr. Murray.

The Human Resources Committee

The primary responsibilities of the Human Resources Committee are to:

•	annually review the performance of the CEO and make recommendations to the Board on all elements of his compensation;

•	review and assess succession and business continuity planning;

•	establish and recommend to the Board all elements of executive compensation;

•	make recommendations to the Board with respect to incentive and equity compensation plans;

•	review and monitor overall compensation and benefit plans;

•	review and monitor human resources policies and procedures; and

•	review and discuss with management the compensation discussion and analysis in our proxy statement.

The Human Resources Committee has the sole authority to retain a consulting firm to assist and advise on committee matters, including the evaluation of director, CEO, officer and employee compensation. In 2014, the Committee again engaged Frost Human Resource Consulting (“Frost HR Consulting”), as the Committee’s independent compensation consultant, to benchmark our executive officer compensation levels with similar positions in our industry peer group.

Executive and director compensation is reviewed at least annually by the Human Resources Committee. The Human Resources Committee makes all decisions regarding the compensation of our executive officers, including base salary, performance-based incentive awards and long-term incentive stock awards. Those decisions are submitted to the Board for approval. The Human Resources Committee also makes all decisions on director compensation and submits those decisions to the Board for approval. The compensation consultant to the Human Resources Committee, if requested, makes recommendations as to the form and amount of executive and director compensation. Our CEO makes separate recommendations to the Human Resources Committee on the form and amount of executive compensation for other executive officers. See Executive Officers—Compensation Discussion and Analysis below for information regarding the Human Resources Committee’s processes and procedures for considering and determining executive compensation.

The Board has determined that each member of the Human Resources Committee meets the independence requirements of the rules of the NYSE and the Company Guidelines for Corporate Governance.

The Human Resources Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com). Each year the Human Resources Committee assesses the adequacy of the charter and conducts a self-assessment review to determine its effectiveness.

Messrs. Effimoff and Stinson, previously members of the Human Resources Committee, resigned from the Board on June 19, 2015. On June 30, 2015, Messrs. Murray and Leal were appointed to serve on the Human Resources Committee alongside Mr. Irelan.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are to:

•	develop the criteria and procedures for the identification and recruitment of candidates for election to serve as directors who will promote the best interest of the stockholders;

Board of Directors (continued)

•	review qualifications and recommend director candidates to the Board, including those recommended by our stockholders, to be nominated for election by our stockholders or to fill any vacancy;

•	recommend directors to serve on and chair Board committees;

•	evaluate annually the performance of the Board; and

•	develop and recommend guidelines for corporate governance and a code of business conduct and ethics applicable to all of our directors, officers and employees.

The Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the NYSE and the Company Guidelines for Corporate Governance.

The Nominating and Corporate Governance Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com). Each year the Nominating and Corporate Governance Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Nominating and Corporate Governance Committee will consider nominations for director proposed by our stockholders if such nominations are submitted within the time limits and in the manner prescribed by applicable rule, law and our bylaws. For specific information on nominating directors, see the section of this Proxy Statement titled Questions and Answers Regarding the Annual Meeting and Future Stockholder Proposals beginning on page 72.

Under the Board’s Guidelines for Corporate Governance, at least a majority of our directors must be independent, and individuals who are more than seventy-two years old or serve on the board of more than three other publicly held companies are not eligible to serve on the Board. On June 15, 2015, the Board approved the elimination of the mandatory retirement age set forth in our Guidelines for Corporate Governance.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of members of the Board. Factors the Nominating and Corporate Governance Committee consider in identifying and evaluating director nominees include:

•	High personal and professional ethics, integrity and values;

•	Collective breadth of experience in matters such as:

•	international operations,

•	the energy business,

•	board membership,

•	service as the chief executive or operating officer in a publicly held company, and

•	auditing, accounting, finance or banking;

•	Independence in fact and intellectually;

•	An interest in, and the availability of time to be involved with, the Company and employees over a sustained period; and

•	The ability and willingness to objectively appraise management and Board performance in the interests of the stockholders.

The Board and the Nominating and Corporate Governance Committee do not have a formal diversity policy, but consider candidates that will make the Board as a whole reflective of a range of talents, skills, diversity and expertise.

In considering these factors, no distinction is drawn between nominees recruited by or for the Board and nominees recommended by stockholders.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing the size, composition and organization of the Board and recommending to the Board policies, changes and other action it deems advisable.

Board of Directors (continued)

Mr. Hardee, previously a member of the Nominating and Corporate Governance Committee, resigned from the Board on June 19, 2015. On June 30, 2015, Mr. Irelan was appointed to serve on the Nominating and Corporate Governance Committee alongside Messrs. Chesebro’ and Murray.

Compensation of Directors

Our philosophy in determining director compensation is to align compensation with the long-term interests of our stockholders, to adequately compensate the directors for their time and effort and to establish an overall compensation package that will attract and retain qualified directors. In determining overall director compensation, we seek to strike the right balance between the cash and stock components of director compensation. The Board’s policy is that the directors should hold equity ownership in the Company and that a portion of the director fees should consist of Company equity in the form of restricted stock and stock grants. The Board also believes that directors should develop a meaningful equity position over time and has adopted stock retention guidelines applicable to all directors. These guidelines state directors must retain (1) at least 50% of the shares of restricted stock granted to them for at least three years after the restriction lapses and (2) at least 50% of the net shares of stock received through the exercise of an option or stock appreciation right must be retained by a director for at least three years after the exercise date.

Our retainer and meeting fee schedule was changed in June 2014. Each non-employee director of the Company received cash compensation as follows:

•	An annual Board retainer of $80,000, plus travel and related expenses;

•	An annual committee retainer of $20,000 for serving as committee chair of the Audit Committee, $15,000 for serving as committee chair of the Human Resources Committee and $10,000 for serving as committee chair of the Nominating and Corporate Governance Committee; and

•	A fee of $1,500 per day for attending extraordinary meetings or for additional business, as determined by the Nominating and Corporate Governance Committee.

Our director compensation includes additional compensation for the non-executive Chairman of the Board in recognition of the significant added responsibilities and time commitments of that position. In addition to his compensation as a director, he receives a retainer of $120,000 a year; this 2014 retainer remained the same as the retainer in 2013, 2012 and 2011.

Under the Harvest Natural Resources 2010 Long-Term Incentive Plan, directors are eligible to receive restricted stock, restricted stock units (“RSUs”), stock options and stock appreciation rights (“SARs”). In July 2014, the Board approved a restricted stock award valued at $79,999 for each director.

The following table sets forth the cash and other compensation paid to the non-employee members of our Board of Directors in 2014.

	Fees		Stock
	Earned		or Stock
	or Paid in		Unit
Name	Cash ($)		Awards ($)	Total ($)

Stephen D. Chesebro’	$216,000	(1)	$79,999	$295,999

Igor Effimoff*	80,000		79,999	159,999

H. H. Hardee*	80,000		79,999	159,999

R. E. Irelan	95,000		79,999	174,999

Patrick M. Murray	103,000	(2)	79,999	182,999

John M. Stinson*	80,000		79,999	159,999

Note: RSUs were issued (but not paid) on July 16, 2014 at a price of $4.48 per share with a vesting of one year from grant date.

(1)	Includes $6,000 in special business meeting fees.

(2)	Includes $3,000 in special business meeting fees.

* = Resigned from the Board effective June 19, 2015.

Board of Directors (continued)

Current Board of Directors

As of the date of this Proxy Statement, there are seven members of our Board of Directors, each of whom is nominated for election at the annual meeting: Stephen D. Chesebro’; Oswaldo Cisneros; Francisco D’Agostino; James A. Edmiston; Robert E. Irelan; Edgard Leal; and Patrick M. Murray. Effective June 19, 2015, Messrs. Cisneros, D’Agostino and Leal replaced Messrs. Effimoff, Hardee and Stinson, who resigned from the Board in connection with our transaction with CT Energy and CT Energia.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

In particular, with regard to Messrs. Chesebro’, Edmiston, Irelan and Leal, the Nominating and Corporate Governance Committee considered their strong backgrounds in the oil and gas sector, believing that their individual experiences at management levels with large multinational corporations engaged in oil and gas exploration and production are invaluable in evaluating the performance of management and other aspects of the Company. With respect to Messrs. Cisneros, D’Agostino and Leal, the Nominating and Corporate Governance Committee considered their extensive operating experience in Venezuela, including their well-developed relationships in the business and government sectors of Venezuela and their significant business and financial management expertise. The Nominating and Corporate Governance Committee considered Messrs. Leal’s and Murray’s individual experiences at management levels with large multinational corporations engaged in oil and gas services as a valuable complement to the experiences of the other directors. Additionally, the Nominating and Corporate Governance Committee considered the engineering education and experiences of Messrs. Chesebro’, Edmiston and Irelan important to understand the goals and challenges of the Company and to effectively advise the direction of the Company in the oil and gas industry. With respect to Messrs. Cisneros, D’Agostino, Leal and Murray, the Nominating and Corporate Governance Committee considered their significant experience, expertise and background with regard to financials and financial and accounting matters and business management. The Nominating and Corporate Governance Committee also considered the broad perspective brought by Messrs. Cisneros’s and Murray’s service in directorships in many diverse industries. In addition, the Nominating and Corporate Governance Committee considered Mr. D’Agostino’s experience arranging complex financing transactions and investments in Latin America. The Nominating and Corporate Governance Committee also considered the many years of experience with the Company and in the industry represented by Mr. Edmiston, our CEO. Additionally, with respect to each member of the Board, the Nominating and Corporate Governance Committee considered their experience in international business vital to the Company’s global strategy.

Biographical information regarding our current directors is set forth below. Each of these individuals has been nominated for election at the annual meeting for the ongoing year. For additional information on the election of directors, please see the subsection of this section of the Proxy Statement titled Annual Meeting Proposals—Proposal 4 beginning on page 52.

Stephen D. Chesebro’ Appointed Director in October 2000 Age 74	Mr. Chesebro’ has served as the Chairman of the Board of Harvest Natural Resources, Inc. since 2001. From December 1998 until he retired in 1999, he served as President and Chief Executive Officer of PennzEnergy, the independent oil and gas exploration and production company that was formerly a business unit of Pennzoil Company. From February 1997 to December 1997, Mr. Chesebro’ served as Group Vice President – Oil and Gas and from December 1997 until December 1998 he served as President and Chief Operating Officer of Pennzoil Company, an integrated oil and gas company. From 1993 to 1996, Mr. Chesebro’ was Chairman and Chief Executive Officer of Tenneco Energy. Tenneco Energy was part of Tenneco, Inc., a worldwide corporation that owned diversified holdings in six major industries. Mr. Chesebro’ is an advisory director to Preng & Associates, an executive search consulting firm. In 1964, Mr. Chesebro’ graduated from the Colorado School of Mines. He

Board of Directors (continued)

was awarded the school’s Distinguished Achievement Medal in 1991 and received his honorary doctorate from the institution in 1998. He currently serves on the school’s visiting committee for petroleum engineering, and is a member of the Colorado School of Mines Foundation Board of Governors. In 1994, Mr. Chesebro’ was the first American awarded the H. E. Jones London Medal by the Institution of Gas Engineers, a British professional association.

Oswaldo Cisneros Appointed Director in June 2015 Age 74	Mr. Cisneros started his career in the soft drink industry in 1961 and served as the president of Pepsi Cola Venezuela until 1996, when the Cisneros Group undertook a strategic alliance with the Coca Cola Company. Mr. Cisneros also served as the president of Telcel Celular, C.A., a partner of Bellsouth International. Mr. Cisneros currently serves as President and is a shareholder of the following companies: Corporación Digitel, a telecom company, Maritime Contractors de Venezuela, an oil drilling services company, Fabrica Nacional de Vidrios, a glass bottle manufacturer, and Central Azucarero Portuguesa, a sugar mill factory. Mr. Cisneros received a degree in Business Administration from Babson College, USA, in 1961.

Francisco D’Agostino Appointed Director in June 2015 Age 41	From 1996 to 1999, Mr. D’Agostino was Vice President - Finance of Dayco Holding Corp, his family’s real estate management and construction company. From 2000 to 2010, he served as Director and President of Grupo Empresarial Alfa-Caracas, Venezula, a real estate management and construction company. Since 2000 he has served as Director and Vice President of Private Banking at Banco Occidentel de Descuento – Caracas, Venezuela, and since 2007 he has also served as President of D’Agostino & Company, Ltd., a financial advisory and investment firm. In 2008 he founded and has served as President of Element Capital Group – Panama City, Panama, an asset management firm. Mr. D’Agostino is a director of Dayco Telecom-Venezuela, a Venezuelan internet company; BancAmerica – Dominican Republic, a commercial bank; and Fundacion Dayco – Caracas, a Venezuelan family Charitable foundation. Mr. D’Agostino graduated from Boston College with a Bachelor of Science in Economics and Finance.

James A. Edmiston Elected Director in May 2005 Age 56	Mr. Edmiston was elected President and Chief Executive Officer of Harvest Natural Resources, Inc. on October 1, 2005. He joined the Company as Executive Vice President and Chief Operating Officer on September 1, 2004. Prior to joining Harvest, Mr. Edmiston was with the oil and gas exploration and production firm of Conoco and ConocoPhillips for 22 years in various management positions including President, Dubai Petroleum Company (2002-2004), a ConocoPhillips affiliate company in the United Arab Emirates, and General Manager, Petrozuata, C.A., in Puerto La Cruz, Venezuela (1999-2001). Prior to 1999, Mr. Edmiston also served as Vice President and General Manager of Conoco Russia and then as Asset Manager of Conoco’s South Texas Lobo Trend gas operations. On March 27, 2014, Mr. Edmiston was appointed to the board of Sonde Resources Corp. He earned a Bachelor of Science degree in Petroleum Engineering from the Texas Tech University and a Masters of Business Administration from the Fuqua School of Business at Duke University. Mr. Edmiston was inducted into the Petroleum Engineering Academy and was recognized as a Distinguished Engineer by the Texas Tech College of Engineering in 2009. Mr. Edmiston is a Member of the Society of Petroleum Engineers.

Board of Directors (continued)

Robert E. Irelan Appointed Director in February 2008 Age 69	Mr. Irelan has over 45 years of experience in the oil and gas industry. He retired from oil and gas exploration and production firm of Occidental Petroleum as Executive Vice President of Worldwide Operations in April 2004, having started there in 1998. Prior to Occidental Petroleum, Mr. Irelan held various positions at Conoco, Inc., from 1967 until 1998. Upon his retirement he opened his own company, Naleri Investments LLC. He also partnered in several entrepreneurial ventures including Rapid Retail Solutions LLC, BISS Product Development LLC and All About Baby LLC. Mr. Irelan earned his Professional Engineering degree in Petroleum Engineering from Colorado School of Mines, where he did advanced studies in Mineral Economics. He was awarded the Distinguished Achievement Award from the school in 1998.

Edgard Leal Appointed Director in June 2015 Age 73	Since 2005 Mr. Leal has served as a director of Leal, Leal & Associados, an advisory service to Venezuelan companies and investor groups, and as managing director of Asesorias y Servicios Gaspetro, C.A., an advisory services company. From 1998 to 2006, Mr. Leal was Senior Associate of Cambridge Energy Research Associates, providing advisory services to Latin American oil and gas companies. From 1980 to 2003, he was a Director of Shipowners Mutual Protection and Indemnity, an insurance company. From 1998 to 2001, he was Vice President of Banco Caracas, a private section bank in Venezuela. From 1994 to 1998, he was President of Centro de Aralisis y Negociacion – Internacional, C.A., providing advisory services to banks and other financial institutions in Venezuela. From 1975 to 1994, he served as a Director, President of Bariven and a Managing Director of Petroleos de Venezuela (PDVSA), managing the centralized finances for PDVSA. From 1989 to 1990, Mr. Leal was the Commissioner of the President of Venezuela, negotiating foreign commercial bank debt with international banks. From 1969 to 1975, he was a Vice President of CitiBank, managing its credit and public sector lending in Venezuela. From 1966 to 1975, Mr. Leal represented the Government of Venezuela in the Economic Commission of the Organization of Petroleum-Exporting Countries; from 1963 to 1966 he served as Assistant to the Minister Counselor for Petroleum Affairs in the Embassy of Venezuela in the United States, conducting discussions with the U.S. Department of Energy on the U.S. Oil Import Program. Mr. Leal received a Bachelor of Arts degree in Economics from Rollins College in 1962 and a Master of Arts degree in Economics from Catholic University of America in 1966.

Patrick M. Murray Appointed Director in October 2000 Age 72	In 2007, Mr. Murray retired from Dresser, Inc. He had been the Chairman of the Board and Chief Executive Officer since 2004. Dresser, Inc. is an energy infrastructure and oilfield products and services company. From 2000 until becoming Chairman of the Board, Mr. Murray served as President and Chief Executive Officer of Dresser, Inc. Mr. Murray was President of Halliburton Company’s Dresser Equipment Group, Inc.; Vice President, Strategic Initiatives of Dresser Industries, Inc.; and Vice President, Operations of Dresser, Inc. from 1996 to 2000. Mr. Murray has also served as the President of Sperry-Sun Drilling Services from 1988 through 1996. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and served in a variety of increasingly senior management positions. Mr. Murray is also on the board of the World Affairs Council of Dallas Fort Worth. He is on the board of advisors for the Maguire Energy Institute at the Edwin L. Cox School of Business, Southern Methodist University, and a member of the Board of Regents of Seton Hall University. Mr. Murray holds a Bachelor of Science degree in Accounting and a Master of Business Administration from Seton Hall University. He served for two years in the U.S. Army as a commissioned officer.

Executive Officers

General Information

The following table provides information regarding each of our executive officers.

Name	Age	Position
James A. Edmiston *	56	President and Chief Executive Officer
Stephen C. Haynes	58	Vice President, Finance, Chief Financial Officer and Treasurer
Keith L. Head	58	Vice President, General Counsel and Corporate Secretary
Karl L. Nesselrode	57	Vice President, Engineering & Business Development
Robert Speirs	59	Senior Vice President, Eastern Operations

*	Biographical information about Mr. Edmiston, who is also a director, is on page 28.

Stephen C. Haynes has served as our Vice President, Chief Financial Officer and Treasurer since May 2008. Mr. Haynes performed various financial consulting engagements for us from January 2008 until his appointment as our Vice President, Chief Financial Officer and Treasurer. From 2006 to 2007, he served as Chief Financial Officer for Cygnus Oil and Gas Corporation, an oil and gas exploration, production and development corporation. Before joining Cygnus, Mr. Haynes was the Corporate Controller with Carrizo Oil and Gas for the period January 1, 2005 through January 31, 2006. Mr. Haynes served as an independent consultant from March 2001 through the end of 2004. From March 1990 through December 2000, Mr. Haynes served in a series of increasing responsibilities in international managerial and executive positions with British Gas, culminating in his appointment as Vice President-Finance of Atlantic LNG, a joint venture of British Gas and several industry partners in Trinidad and Tobago. Mr. Haynes is a certified public accountant and holds a Master of Business Administration degree with a concentration in Finance from the University of Houston and a Bachelor of Business Administration degree in Accounting from Sam Houston State University. He also attended the Executive Development Program at Harvard University.

Keith L. Head has served as our Vice President, General Counsel and Corporate Secretary since May 7, 2007. He joined Texas Eastern upon graduation from law school and remained with the same organization through mergers with Panhandle Eastern, Duke Energy Corporation and Cinergy Corp., all oil and gas exploration, production and development corporations. Mr. Head held various business development positions with Duke Energy Corporation from 1995 to 2001. His corporate development work included the identification, evaluation and negotiation of acquisitions in Latin America, North America and the United Kingdom. Mr. Head was Senior Vice President and General Counsel at Duke Energy North America from 2001 to 2004 and Associate General Counsel of Duke Energy Corporation from 2004 through December 2006. After leaving Duke Energy, Mr. Head joined Harvest in May 2007. He currently serves on the non-profit board of MentorCONNECT and formerly served as president of the board for the Texas Accountants and Lawyers for the Arts. He is also a board member of the Houston chapter of The General Counsel Forum. Mr. Head holds a Bachelor of Science degree in Business Administration from the University of North Carolina. He received both Juris Doctorate and Masters in Business Administration degrees from the University of Texas in 1983.

Karl L. Nesselrode has served as Vice President, Engineering and Business Development of the Company since November 2003. From August 2007 to August 2010, he accepted a long-term secondment to Petrodelta as its Operations and Technical Manager while remaining an officer of Harvest. From February 2002 until November 2003, Mr. Nesselrode was President of Reserve Insights, LLC, a strategy and management consulting company for oil and gas. He was employed with Anadarko Petroleum Corporation as Manager Minerals and Special Projects from July 2000 to February 2002. Mr. Nesselrode served in various managerial positions with Union Pacific Resources Company from August 1979 to July 2000. Mr. Nesselrode earned a Bachelor of Science in Petroleum Engineering from the University of Tulsa in 1979 and completed the Harvard Business School Program for Management Development in 1995.

Robert Speirs has served as our Senior Vice President, Eastern Operations since July of 2011. Before his promotion, his title had been Vice President, Eastern Operations since December 2007. He joined Harvest in June 2006 as President and General Manager, Russia. Previously Mr. Speirs was President of Marathon Petroleum Russia and General Director of its wholly owned subsidiary, KhantyMansciskNefte Gas Geologia from March 2004 through May 2006. Before joining Marathon, Mr. Speirs was Executive Vice President of YUKOS EP, responsible for engineering and construction from June 2001. During both these periods, Mr. Speirs spent considerable time in West Siberia where he oversaw substantial increases in production at both companies. From November 1997 until March 2001, Mr. Speirs resided in Jakarta where he served as President of Premier Oil Indonesia. During this period, Premier was active in all phases of the upstream business, culminating in the commissioning of the West Natuna Gas Project. Before 1997, Mr. Speirs was with Conoco for 21 years in various leadership positions in the U.S., United Kingdom, Russia, Indonesia, Singapore and Dubai, UAE. Mr. Speirs earned a Bachelor of Science degree with honors in Engineering Science from the University of Edinburgh. He also attended the Executive Management Program at INSEAD.

Compensation of Executive Officers

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for the three most recently completed fiscal years ended December 31, 2014, 2013 and 2012. For purposes of this Proxy Statement and in accordance with SEC regulations, “named executive officers” means our principal executive officer (James Edmiston), our principal financial officer (Stephen Haynes) and our three most highly compensated executive officers other than our principal executive officer and our principal executive officer (Robert Speirs, Karl Nesselrode and Keith Head).

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
James A. Edmiston	2014	$584,539	$382,200	$—	$769,230	$966,280	$19,724	$2,721,973
President and Chief Executive Officer	2013	566,154	399,000	115,200	1,117,719	125,580	18,149	2,341,802
	2012	548,077	750,750	—	349,175	1,052,982	17,965	2,718,949

Stephen C. Haynes	2014	312,269	122,460	—	249,480	314,160	17,423	1,015,792
Vice President, Chief Financial Officer	2013	303,077	128,100	33,600	320,633	35,490	18,923	839,823
	2012	292,885	241,605	—	99,380	298,393	18,331	950,594

Robert Speirs	2014	368,333	144,300	—	294,030	371,280	537,459	1,715,402
Senior Vice President Eastern Operations	2013	357,500	151,200	38,400	377,567	43,680	385,363	1,353,710
	2012	343,333	296,010	—	115,496	351,446	365,319	1,471,604

Karl L. Nesselrode	2014	287,269	112,710	—	228,690	290,360	18,323	937,352
Vice President Engineering and Business Development	2013	278,077	117,600	33,600	293,663	32,760	17,898	773,598
	2012	267,692	221,130	—	91,323	273,347	17,714	871,206
Keith L. Head	2014	281,462	110,370	—	225,720	285,600	14,036	917,188
Vice President General Counsel	2013	273,077	115,500	33,600	287,670	32,760	20,368	762,975
	2012	262,115	206,700	—	91,323	265,944	20,184	846,266

Notes:

(1)	We pay bonuses one year in arrears but reflect the bonus in the table above in the year to which it related. Bonuses related to 2012 were paid March 1, 2013 and are reflected in the schedule above as 2012 bonuses. Bonuses related to 2013 were paid February 28, 2014 and are reflected in the schedule above as 2013 bonuses. Bonuses related to 2014 were paid on June 25, 2015.
(2)	We use the Black-Scholes option pricing model to determine the value of each option grant on the date of grant. We do not advocate or necessarily agree that the Black-Scholes option pricing model can properly determine the value of an option. The 2014 calculations for the named officers are based on a weighted average expected life of five years, exercise price of $4.76, expected volatility of 76.72%, risk free interest rate of 1.544%, expected dividend yield of 0% and expected annual forfeitures of 1.02% for stock options and 0% for restricted stock.
(3)	In May 2012, we issued SARs and RSUs as long-term incentive compensation. In July 2013, we issued additional SARs for long-term incentive compensation and in May 2014 RSUs were issued at $4.76 per unit. These instruments can be settled in cash or equity. Currently, no plan has been approved by the stockholders for equity settlement and we are recording the liability and expense associated with the awards based on the fair market value of the stock.
(4)	See table below:

Compensation of Executive Officers (continued)

Name and Principal Position	Year	Group Term Life	Company 401(K) Match	Foreign Housing and Living Expense	Cost of Living Adjustment	Vacation Allowance	Transportation Allowance	Foreign Service Premium	Foreign Taxes	Total ($)
James A. Edmiston	2014	$9,324	$10,400	$—	$—	$—	$—	$—	$—	$19,724
	2013	$7,949	$10,200	$—	$—	$—	$—	$—	$—	$18,149
	2012	$7,965	$10,000	$—	$—	$—	$—	$—	$—	$17,965
Stephen C. Haynes	2014	$7,023	$10,400	$—	$—	$—	$—	$—	$—	$17,423
	2013	$8,723	$10,200	$—	$—	$—	$—	$—	$—	$18,923
	2012	$8,331	$10,000	$—	$—	$—	$—	$—	$—	$18,331
Robert Speirs	2014	$1,290	$—	$173,840	$93,600	$45,714	$33,661	$28,500	$160,854	$537,459
	2013	$1,290	$—	$175,242	$93,894	$48,276	$34,000	$28,500	$4,161	$385,363
	2012	$1,290	$—	$157,699	$81,041	$43,795	$34,000	$28,500	$18,994	$365,319
Karl L. Nesselrode	2014	$7,923	$10,400	$—	$—	$—	$—	$—	$—	$18,323
	2013	$7,698	$10,200	$—	$—	$—	$—	$—	$—	$17,898
	2012	$7,714	$10,000	$—	$—	$—	$—	$—	$—	$17,714
Keith L. Head	2014	$3,636	$10,400	$—	$—	$—	$—	$—	$—	$14,036
	2013	$10,168	$10,200	$—	$—	$—	$—	$—	$—	$20,368
	2012	$10,184	$10,000	$—	$—	$—	$—	$—	$—	$20,184

Grants of Plan-Based Awards

The following table shows information on options to purchase common stock granted to each of the named executive officers during 2014.

	Grant Date	of Securities Underlying Options	Exercise or Base Price Of Options	Fair Value of Stock Based Awards
Name		(#)	($/Sh)	($)
James A. Edmiston	5/21/2014	259,000	$4.76	769,230
Stephen Haynes	5/21/2014	84,000	$4.76	249,480
Karl Nesselrode	5/21/2014	77,000	$4.76	228,690
Keith L. Head	5/21/2014	76,000	$4.76	225,720
Robert Speirs	5/21/2014	99,000	$4.76	294,030

Options granted May 21, 2014, vest 1/3 each year over a three-year period. Harvest granted options representing 683,000 shares to employees in 2014.

Outstanding Equity Awards at Fiscal Year End

The following table shows information on outstanding equity awards as of December 31, 2014 held by the named executive officers.

Compensation of Executive Officers (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)		($)
James A. Edmiston	75,000	—		$12.795	3/4/2015
			85,000	$10.800	9/15/2015
			165,000	$10.800	9/15/2015
								250,000	(2)	$—
	17,000	—		$9.605	3/2/2016
	24,334	—		$9.605	3/2/2016
	120,000	—		$10.175	5/15/2015
	65,000	—		$4.595	6/18/2016
	160,900	—		$7.100	5/20/2015
	114,200	—		$11.190	5/20/2016
	86,666	43,334		$5.120	5/17/2017
	124,333	248,667		$4.800	7/17/2018	24,000	43,440
		259,000		$4.760	5/21/2019
Stephen Haynes	50,000	—		$10.245	5/19/2015
	12,000	—		$4.595	6/18/2016
	35,900	—		$7.100	5/20/2015
	51,100	—		$11.190	5/20/2016
	24,667	12,333		$5.120	5/17/2017
	35,666	71,334		$4.800	7/17/2018	7,000	12,670
		84,000		$4.760	5/21/2019
Karl Nesselrode	20,000	—		$12.795	3/4/2015
	13,334	—		$9.605	3/2/2016
	40,000	—		$10.175	5/15/2015
	29,900	—		$7.100	5/20/2015
	47,400	—		$11.190	5/20/2016
	22,667	11,333		$5.120	5/17/2017
	32,666	65,334		$4.800	7/17/2018	7,000	12,670
		77,000		$4.760	5/21/2019
Keith L. Head	20,000	—		$10.175	5/15/2015
	18,000	—		$7.100	5/20/2015
	30,500	—		$11.190	5/20/2016
	22,666	11,334		$5.120	5/17/2017
	32,000	64,000		$4.800	7/17/2018	7,000	12,670
		76,000		$4.760	5/21/2019
Robert Speirs	80,000	—		$13.690	6/1/2016
	40,000	—		$10.175	5/15/2015
	12,500	—		$4.595	6/18/2016
	47,800	—		$7.100	5/20/2015
	66,300	—		$11.190	5/20/2016
	28,666	14,334		$5.120	5/17/2017
	42,000	84,000		$4.800	7/17/2018	8,000	14,480
		99,000		$4.760	5/21/2019

Compensation of Executive Officers (continued)

(1)	The market value of shares is $1.81 per share, based on the closing price of Harvest stock on the NYSE on December 31, 2014.
(2)	This stock unit is a right to receive, after vesting, a cash amount equal to the difference between the closing price of the stock on September 15, 2005, and the price of the stock on the date the payment is distributed. Vesting is the last to occur of September 15, 2006, and the date on which the average of the stock price for 10 consecutive trading days is greater than $25 per share.

Options Exercised and Stock Vested

The following table provides information regarding the exercise of stock options and restricted stock vested during 2014 by the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares or units Acquired on Vesting	Value Realized on Vesting
James A. Edmiston	—	—	29,200	$135,196
Stephen Haynes	—	—	13,100	$60,653
Karl Nesselrode	—	—	12,100	$56,023
Robert Speirs	—	—	16,900	$78,247
Keith Head	—	—	7,800	$36,114

Potential Payments upon Termination or Change of Control

The tables below reflect the additional compensation to the named executive officers of the Company under the terms of their executive employment agreements in the event of termination without cause or without proper notice, termination following change of control, or termination for disability or death. (See —Compensation Discussion and Analysis—Employment Agreements and Change of Control below for a description of the terms of the executive employment agreements.) The amounts shown in the tables assume that termination was effective as of December 31, 2014, and thus include estimated amounts earned through that date that would be paid out to the named executive officers. The actual amounts can only be determined at the time of separation from the Company. Accelerated vesting of stock awards is based on a December 31, 2014, stock price of $1.81.

Executive Compensation and Benefits James Edmiston	Voluntary Termination on 12/31/2014	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2014	Termination due to Change in Control on 12/31/2014	For Cause Termination on 12/31/2014	Death on 12/31/2014	Disability on 12/31/2014
Compensation:
Base Salary	—	$1,764,000	$1,764,000	—	$1,764,000	$1,764,000
Short-term Incentive	—	$0	$2,252,250	—	$0	$0
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$553,860	$553,860	—	$553,860	$$553,860
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$1,613,350	—	—	—
Disability Benefits per year *	—	—	—	—	—	$$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$92,879	—	—	—
401(k) employer match	—	$31,200	$31,200	—	$31,200	$31,200

Total	—	$2,369,060	$6,327,539	$—	$2,649,060	$2,469,060

*	until no longer disabled or social security retirement age

Compensation of Executive Officers (continued)

Executive Compensation and Benefits Stephen Haynes	Voluntary Termination on 12/31/2014	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2014	Termination due to Change in Control on 12/31/2014	For Cause Termination on 12/31/2014	Death on 12/31/2014	Disability on 12/31/2014
Compensation:
Base Salary	$—	$628,000	$628,000	—	$628,000	$628,000
Short-term Incentive	—	$0	$483,210	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$173,760	$173,760	—	$173,760	$173,760
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$0	—	—	—
Disability Benefits per year *	—	—	—	—	—	$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$39,438	—	—	—
401(k) employer match	—	$20,800	$20,800	—	$20,800	$20,800

Total	—	$842,560	$1,365,208	—	$1,122,560	$942,560

*	until no longer disabled or social security retirement age

Executive Compensation and Benefits-Robert Speirs	Voluntary Termination on 12/31/2014	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2014	Termination due to Change in Control on 12/31/2014	For Cause Termination on 12/31/2014	Death on 12/31/2014	Disability on 12/31/2014
Compensation:
Base Salary	$—	$740,000	$740,000	—	$740,000	$740,000
Short-term Incentive	—	$0	$592,020	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$204,530	$204,530	—	$204,530	$204,530
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$0	—	—	—
Disability Benefits per year *	—	—	—	—	—	$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$58,830	—	—	—
401(k) employer match	—	—	—	—	—	—

Total	—	$964,530	$1,615,380	$—	$1,244,530	$1,064,530

*	until no longer disabled or social security retirement age

Compensation of Executive Officers (continued)

Executive Compensation and Benefits Karl Nesselrode	Voluntary Termination on 12/31/2014	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2014	Termination due to Change in Control on 12/31/2014	For Cause Termination on 12/31/2014	Death on 12/31/2014	Disability on 12/31/2014
Compensation:
Base Salary	—	$578,000	$578,000	—	$578,000	$578,000
Short-term Incentive	—	$0	$442,260	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$161,090	$161,090	—	$161,090	$161,090
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$0	—	—	—
Disability Benefits per year *	—	—	—	—	—	$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$65,303	—	—	—
401(k) employer match	—	$20,800	$20,800	—	$20,800	$20,800

Total	—	779,890	1,287,453	—	1,059,890	879,890

*	until no longer disabled or social security retirement age

Executive Compensation and Benefits Keith Head	Voluntary Termination on 12/31/2014	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2014	Termination due to Change in Control on 12/31/2014	For Cause Termination on 12/31/2014	Death on 12/31/2014	Disability on 12/31/2014
Compensation:
Base Salary	$—	$566,000	$566,000	—	$566,000	$566,000
Short-term Incentive	—	$0	$413,400	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$159,280	$159,280	—	$159,280	$159,280
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$0	—	—	—
Disability Benefits per year *	—	—	—	—	—	$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$43,126	—	—	—
401(k) employer match	—	$20,800	$20,800	—	$20,800	$20,800

Total	—	$766,080	$1,222,606	—	$1,046,080	$866,080

*	until no longer disabled or social security retirement age

Compensation Discussion and Analysis

Introduction

Our Compensation Discussion and Analysis explains the key elements of our executive compensation program for our named officers whose 2014 compensation is in the preceding Executive Compensation Tables. They include:

•	James A. Edmiston, President and Chief Executive Officer;

•	Stephen C. Haynes, Vice President and Chief Financial Officer;

•	Robert Speirs, Senior Vice President – Eastern Operations;

•	Karl L. Nesselrode, Vice President – Engineering and Business Development; and

•	Keith L. Head, Vice President and General Counsel.

Executive Summary

Our Company focuses on acquiring exploration, development, and producing properties in proven and active hydrocarbon systems. We hold significant interests in the Venezuela. Additionally, we hold exploration acreage offshore Gabon. We operate from our Houston, Texas, headquarters with offices in Singapore and Venezuela, and a field office in Port Gentil, Gabon.

Performance Highlights

2014 held many challenges for the Company. Among our accomplishments were:

•	With our joint venture partners, we signed a Declaration of Commerciality (DOC) with Gabon pertaining to the four discoveries on the Dussafu Block offshore Gabon.

•	In July 2014, Gabon awarded an Exploration Exploitation Area (EEA) of 850 sq. kilometers for the development and exploitation of certain oil discoveries on the Dussafu block, and in October 2014 the field development plan was approved.

•	We completed the sale of our rights under the petroleum contract with China National Offshore Oil Corporation for the WAB-21 for $2.9 million.

•	We consolidated operations through the closure of our Jakarta office and finalized closure of our United Kingdom branch and its deregistration.

Compensation Highlights

•	No salary increases were given during the annual review process in March of 2015 due to the current financial considerations.

•	Long-term incentive awards were granted with approximately 50% restricted stock units and 50% stock options valued at the closing stock price on May 21, 2014.

Compensation Discussion and Analysis (continued)

The following graphs highlight our results for 2014:

Net proved and probable reserves on December 31, 2013, reflect the sale on December 16, 2013, to Petroandina Resources of 11.6% of our then 32.0% interest in Petrodelta, resulting in a year-end interest of 20.4%. Net proved and probable reserves on December 31, 2014, reflect a year-end interest of 20.4% in Petrodelta.

The Human Resources Committee (the “Committee”) of the Board of Directors has the discretion to exercise its judgment in weighing the achievement of specific performance measures. For 2014, it again considered total shareholder return (“TSR”), reserves, social responsibility/governance and safety as well as strategic individual objectives for the named executive officers. TSR was down 60.0%. Proved and probable reserves were down 10.5% from the prior year. We calculate TSR as year-end share price minus beginning year share price divided by beginning year share price. Annual net production of Petrodelta, net to our ownership interest, in 2014 was down 33.7% over the prior year due to the reduction in our ownership percentage in Petrodelta. There were no Foreign Corrupt Practices Act (“FCPA”) incidents in 2014, and the Company was accident-free in 2014.

Compensation Philosophy

Our compensation philosophy is to offer a competitive total compensation package to enable us to attract, motivate and retain key executives. Our compensation objectives include:

•	Offering total compensation that is competitive with the select peer group of globally focused oil and gas companies with which we compete for executive talent;

•	Providing annual cash incentive awards that take into account performance factors weighted by both corporate and individual goals;

•	Aligning the interest of executive officers and directors with stockholder value creation by providing significant equity-based long-term incentives.

Compensation Discussion and Analysis (continued)

The Committee oversees the development and execution of our compensation program. The Committee annually reviews our compensation philosophy and tests its ability to promote meeting the objectives stated above. The Committee recommends compensation for the named executive officers, including short-term cash bonuses and long-term cash and non-cash compensation, and submits its recommendations to our Board for approval. Three independent directors comprise the Committee. The Committee meets as needed, but no less than quarterly to review compensation and benefit programs with management. It subsequently approves any changes. Our Human Resources, Accounting and Legal Department employees handle the day-to-day design and administration of employee compensation and benefit programs available to our employees.

Say-on-Pay Results

We hold our say-on-pay vote every other year. At our June 27, 2013, annual stockholders meeting, Harvest received strong support for our compensation program with approval from the holders of over 95% of our common stock who voted. The Committee considered this support when contemplating potential changes to the Company’s compensation. We will hold a say-on-pay vote at the annual stockholders’ meeting. See Proposal 6 – Advisory Vote on Executive Compensation below.

Setting Executive Compensation

Our compensation program consists of several forms of compensation: base salary, annual performance based incentive awards, long-term incentives and personal benefits. Base salary and annual performance based incentive awards are cash-based. Long-term incentives typically consist of stock options, stock appreciation rights, restricted stock units or restricted stock awards. The Committee reviews the compensation recommendations from the CEO and our independent consultants’ advice on competitive trends regarding base salary, annual incentive awards and long-term incentives. The Committee exercises its collective judgment in establishing executive compensation based on performance, compensation history and market information. The recommendations are then made to the full Board of Directors for its approval.

The Role of the Compensation Consultant —Compensation Consultant Independence

In 2014, the Committee again engaged Frost HR Consulting, as the Committee’s independent compensation consultant, to benchmark our executive officer compensation levels with similar positions in our industry peer group. The Committee reviews the relationship annually for any conflicts of interest. To ensure Frost HR Consulting’s independence:

•	The Committee directly retained and has the authority to terminate Frost HR Consulting.

•	Frost HR Consulting reports directly to the Committee and its Chairperson.

•	Frost HR Consulting meets regularly in executive sessions with the Committee.

•	Frost HR Consulting has direct access to all members of the Committee during and between meetings.

•	Interactions between Frost HR Consulting and management generally are limited to data gathering and discussions regarding information which has or will be presented to the Committee.

•	Frost HR Consulting has procedures in place to prevent conflicts of interest.

•	Frost HR Consulting does not have any business or personal relationship with any member of management or the Committee.

•	Frost HR Consulting consultants do not own any of our company stock.

Peer Group and Compensation Surveys

The Committee considered market information from 2013 compensation surveys and peer company proxy statements in determining compensation for each of the executive officers. The Committee reviews proxy statement data from a peer group of companies. The surveys used for benchmarking included:

•	Towers Watson 2013 Top Management Compensation Survey

•	William M. Mercer 2013 Energy Industry Compensation Survey

Compensation Discussion and Analysis (continued)

The Committee reviews the composition of the peer group and the compensation paid at these companies, as well as their corporate performance and other comparative factors in determining the appropriate compensation levels for our executives. No company in our peer group shares our unique risk profile, which is a function of our portfolio of producing assets and exploratory prospects as well as the regulatory and political environments in which we operate. Therefore, the Committee uses its judgment and business experience in addition to the peer group data in determining executive compensation.

The Committee selects peer companies for their shared similarities, including a common industry oil exploration focus, assets, market capitalization and enterprise value, among other factors. Revenue at the peer companies ranges from $8.9 million to $999.5 million for 2014 versus approximately $186 million for Harvest which is our interest of net revenue from oil and gas sales in our unconsolidated affiliate, Petrodelta, S.A. Our peer companies typically compete with us for executive talent. Our current industry peer group consists of the following companies:

• BPZ Resources, Inc.	• Halcón Resources, LLC

• Carrizo Oil and Gas Inc.	• PDC Energy Inc.

• FX Energy, Inc.	• PetroQuest Energy, Inc.

• Gastar Exploration Ltd.	• VAALCO Energy, Inc.

• Gulfport Energy, Corp.	• ZaZa Energy Corp.

Frost HR Consulting typically benchmarks the 25th, 50th and 75th percentiles for the data sources mentioned above to provide the Committee with an understanding of competitive pay practices. These surveys, equally weighted with the proxy data, consider each element of compensation and are collectively referred to as the “market data” throughout this Compensation Discussion and Analysis. Frost HR Consulting also provides the Committee with advice on equity incentive compensation trends, including types and value of awards being used by other public companies.

The Role of the Executives in Human Resources Committee Meetings

The Committee invites our CEO, the Vice President, Administration and Human Resources, and the Vice President, General Counsel and Corporate Secretary to attend its meetings. The Vice President, Administration and Human Resources, acts as the Committee secretary and provides reports on plan administration and human resources policies and programs. The Vice President, General Counsel and Corporate Secretary provides legal advice on human resource matters. The CEO makes recommendations with respect to specific compensation decisions. The Committee, without management present, regularly meets in executive session and with its compensation consultant to review executive compensation matters, including market data as well as peer group information.

The CEO makes recommendations to the Committee on performance evaluations, base salary changes, and both equity and annual incentive- based compensation for executive officers and senior management (other than the CEO). From time to time, the CEO and members of management are invited to participate in Committee meetings to provide information regarding our strategic objectives, financial performance and recommendations regarding compensation plans. Management may be asked to prepare information for any Committee meeting. Depending on the agenda for a particular meeting, these materials may include:

•	Reports on our strategic objectives;

•	Financial reports;

•	Reports on achievement of individual and corporate performance objectives;

•	Information regarding compensation programs and compensation levels for executive officers, directors and other employees at peer companies;

•	Information on the total compensation of the executive officers, including base salary, cash incentives, equity awards, and other compensation, and any amounts payable to executive officers upon voluntary or involuntary termination, or following a severance with or without a change in control; and

Compensation Discussion and Analysis (continued)

•	Information regarding all annual and equity incentive-based compensation and health and welfare plans.

Executive Compensation Components

Our compensation program components are designed to reward executive officers’ contributions, while considering our specific operating situation and how they manage this situation consistent with our strategy. Factors considered in compensating our executives include individual experience, skill sets that are required for multi-national oil and gas operations and their proven record of performance.

The principal components of compensation and their purpose for executive officers in are:

Element	Form of Compensation	Purpose
Base salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent
Annual performance based incentive awards	Cash	Create strong financial incentive for achieving financial and strategic successes
Long-term incentive compensation	Stock Options, Stock Appreciation Rights (SARs), Restricted Stock Units (RSUs) and Restricted Stock Grants	Provide alignment between executive and stockholder interests by rewarding executives for performance based on appreciation in the Company’s share price and retain executives
Personal benefits	Eligibility to participate in plans extends to all employees	Broad-based employee benefits for health and welfare and retirement

Base Salary

We pay base salaries to our executive officers to compensate them for specific job responsibilities during the calendar year. In determining base salaries for our executive officers, the Committee considers market and competitive benchmark data for the executive’s level of responsibility targeting between the 50th and 75th percentile of executive officers in comparable companies, with variation based on individual executive skill sets. Compared to 2013 market data, our base salaries were between 85% and 99% of the target market median.

Based on our current financial situation, the Committee did not recommend salary increases in 2015 for the CEO and the other named executive officers. In March 2014, the CEO and other named executive officers received an average salary increase of 3%.

Annualized Base Salary	Edmiston	Speirs	Haynes	Nesselrode	Head
2013	$570,000	$360,000	$305,000	$280,000	$275,000
2014	$588,000	$370,000	$314,000	$289,000	$283,000
2015	$588,000	$370,000	$314,000	$289,000	$283,000

Annual Performance-Based Incentive Awards (Bonus)

Each year, in addition to individual performance objectives, the Committee establishes Company performance measures for determining annual incentive awards as follows:

•	Total Shareholder Return (weight 60%)

•	Reserve Additions/Production/Estimated Market Value (EMV) (weight 30%)

•	Social Responsibility and Governance (including safety) (weight 10%)

These measures and their weightings are reviewed and modified, if appropriate, in light of changing Company priorities and strategic objectives. The corporate targets and weightings are recommended by the CEO and reviewed and approved by the Committee. The Committee focuses on these corporate goals in evaluating Company performance for the purpose of compensation. Individual performance results of the named executive officers are measured and assessed by the CEO.

Compensation Discussion and Analysis (continued)

Among these corporate goals, Total Shareholder Return was weighted at 60%. The Company realized a total shareholder return of negative 60%, due in part to the Venezuelan government not approving the sale of our share of Petrodelta to Petroandina and the declining oil prices. This total shareholder return places Harvest in the 3rd quartile among its peer group.

Reserves/Production/Estimated Market Value (EMV) was weighted at 30%. The primary measurement for this target is year over year 2P reserve additions; although 3P and contingent resources are also taken into consideration. Proved and probable reserves declined by approximately 10.5%, excluding the effects of the sale to Petroandina. Production increased by approximately 7.3% over 2013 at Petrodelta.

Social Responsibility and Governance was weighted at 10% and is used at the discretion of the Committee in deciding the final corporate rating. As expected, there were no violations of our FCPA and Ethics and Business Conduct policies and the Company was accident-free in 2014.

Individual performance and operational results were combined with the Company performance results and weighted equally to determine each executive’s final annual incentive award. Target award levels for annual incentives are set at 100% of base salary for the CEO and 60% of base salary for the other named executive officers. For 2014 performance, awarded in March 2015, the CEO and the other named executive officer’s individual awards were 65% of their bonus targets.

We believe the Company should have the ability to recover compensation paid to executive officers and key employees under certain circumstances. On May 20, 2010, our stockholders approved the 2010 Long-Term Incentive Plan (the “2010 Plan”). This 2010 Plan allows us to recover any award which the Company deems was not warranted after any restatement of corporate performance.

Long-Term Incentive Compensation

Long-term incentive awards have been granted under our 2001, 2004, 2006 and 2010 Long-Term Incentive Plans (“LTIPs”), and the awards are granted to our executive officers to align their personal financial interests with our stockholders. The LTIPs include provisions for stock options, stock appreciation rights, restricted stock, restricted stock units and cash awards.

Our policy on stock awards is focused on determining the right mix of retention and ownership requirements to drive and motivate our executive officers’ behavior consistent with long-term interests of stockholders. The Committee is the administrator of our LTIPs and, subject to Board of Director approval, has full power to determine the size of awards to our executives, to determine the terms and conditions of grants in a manner consistent with the LTIPs, and to amend the terms and conditions of any outstanding award.

The CEO presents individual stock award recommendations for executive officers to the Committee, and after review and discussion the Committee submits its recommendation to the Board of Directors for approval. The Committee’s policy is to grant awards on the date the Board of Directors approves them. Stock options and restricted stock will be granted once each calendar year on a predetermined date or at the effective date of a new hire or promotion, but not within six months of a previous award to the same individual. The price of options and the value of a restricted stock award issued to a new employee will be set at the closing price on the employee’s effective start date. The price of options and the value of a restricted stock award issued to an employee as a result of a promotion will be set at the closing price on the effective date of that promotion. Under no circumstances will a grant date be set retroactively.

The Board of Directors has adopted stock retention guidelines as an additional means to promote ownership of stock by executive officers and directors. The guidelines apply to any award of restricted stock or options to purchase our stock granted to executive officers and directors after February 2004. Under these guidelines, an executive officer or director must retain at least 50% of the shares of restricted stock for at least three years after the restriction lapses. Consequences for failure to adhere to these guidelines are determined by the Committee in its discretion, including without limitation actions with respect to future compensation and future grants of stock options or restricted stock and performance measures. Under our Insider Trading Policy, executive officers and directors are strictly prohibited from speculative trading, including short sales and buying or selling puts or calls on the Company’s securities.

Compensation Discussion and Analysis (continued)

The long-term incentive awards for 2014 included stock options and restricted stock units. Restricted stock units can be settled as cash or equity. This mix provides upside potential with the stock options and a more stable award in the form of restricted stock units. Of the total award value, 44% was allocated to options and 56% to restricted stock units based on available shares.

As of April 30, 2015, the total shares available for grant as options under the LTIPs approved by our stockholders are as follows:

Total available for grant as options	240,396
Total available for grants as restricted stock	26,304

Personal Benefits

Our executive officers are covered under the same health and welfare and retirement plans, including our 401(k) plan, as all employees. The executive officers also receive supplemental life insurance to cover the risks of extensive travel required in conducting our global business. We pay 100% of all premiums for the following benefits for employees and their eligible dependents:

•	A medical benefit with unlimited maximum lifetime benefits, with an annual out-of-pocket deductible of $3,125 per individual and $9,375 per family.

•	Life and accidental death and dismemberment (“AD&D”) insurance equal to two times annual salary with a minimum of $200,000 and a cap of $300,000 (or $400,000 with evidence of insurability), and additional coverage equal to five times annual salary ($1.0 million maximum) while traveling outside the home country on Company business.

•	A long-term disability monthly benefit of 60% of base salary up to a maximum of $10,000 per month.

•	Participation in our Statutory Profit Sharing Plan 401(k). Eligibility is effective the first day of the month following the date of hire. We use a safe harbor matching formula for Company contributions (dollar for dollar match up to 3% of pay, $0.50 for every dollar on the next 2% of pay subject to the statutory maximum salary limits). Participant and Company contributions are 100% vested from the date of contribution. At termination of employment, employees are eligible to receive their account balance in a lump sum.

•	Annual dental and vision care benefits of $1,500 and $250, respectively, per employee and dependent.

We do not offer a pension plan or a non-qualified deferred compensation plan for executive officers or employees. In 2014, we did not offer perquisites to executive officers or other employees. We offer relocation and foreign service premiums to employees serving in an international location. The amount of the premium will vary depending on the living conditions, political situation and general safety conditions of the international location. Expatriate employees are also provided housing and utilities allowances where applicable. They also receive a cost of living allowance to cover the differential between normal living expenses in the host and home countries, and will continue to participate in employee benefit plans available to home country employees.

Total Direct Compensation

Executive Compensation Compared to Market Data

Compared to 2013 market data, total direct compensation ranged between 43rd and 50th percentile of the target market for all named executive officers. In 2014, this compensation (after March 2014 base salary increases) fell at the following percentiles:

2014 Actual Compensation in Relationship to 2013 Actual Market Data	CEO	Other Named Executive Officers
Base Salary	48th Percentile	45th to 53rd percentile
Actual Total Cash	27th Percentile	29th to 36th percentile
Actual Total Direct Compensation	44th Percentile	45th to 52nd percentile

Compensation Discussion and Analysis (continued)

Tax and Accounting Implications of Executive Compensation

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 which imposes a limit of $1.0 million on the amount that a publiclyheld corporation may deduct in any year for the compensation paid or accrued with respect to its named executive officers unless the compensation is performance based. None of our executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While we cannot predict with certainty how executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, we may attempt to preserve the tax deductibility of all executive compensation while maintaining our executive compensation program as described in this discussion and analysis.

Employment Agreements

We have entered into Executive Employment Agreements with our current named executive officers: Messrs. Edmiston, Haynes, Speirs, Nesselrode and Head. The contracts have an initial term that automatically extends for one year upon each anniversary unless a one-year notice not to extend is given to the executive. The current terms of the employment agreements are through May 31, 2015.

Entitlements based on terms in Executive Agreements if we terminate the employment without cause or notice (not related to Change of Control) OR the executive terminates employment for good reason	Edmiston	Haynes	Speirs	Nesselrode	Head

A lump sum amount equal to a certain multiple of base salary	3 times	2 times	2 times	2 times	2 times

An amount equal to a certain number of years times the maximum annual employer contributions made under our 401(k) plan	3 years	2 years	2 years	2 years	2 years

Vesting of all stock options and SARs	Yes	Yes	Yes	Yes	Yes

Vesting of all restricted stock awards and RSUs	Yes	Yes	Yes	Yes	Yes

Reimbursement of Outplacement Services	Yes	Yes	Yes	Yes	Yes

Restrictions on ability to compete with our company after termination of employment	2 years	2 years	2 years	2 years	2 years

See the table titled “Potential Payments upon Termination or Change of Control” for details on the above information.

The Committee believes the termination payment included in these employment agreements is needed to attract and retain the executives necessary to achieve our business objectives. However, the Committee also believes termination payments should not be guaranteed. Accordingly, a termination payment will not be paid if a termination occurs after notice and lapse of the notice period to terminate the employment agreement. Also, a termination payment will not be made if the executive officer resigns other than for good reason. Good reason under the employment contracts includes: (1) a material breach of the employment agreement by the Company; (2) failure to maintain or reelect the executive officer to his position; (3) a significant reduction of the executive officer’s duties, position or responsibilities; (4) a substantial reduction, without good business reasons, of the facilities and perquisites available to the executive officer; (5) a reduction by the Company of the executive officer’s monthly base salary; (6) failure of the Company to continue the executive officer’s participation in any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement on substantially the same or better basis relative to other participants; or (7) the relocation of the executive officer more than fifty miles from the location of the Company’s principal office.

Compensation Discussion and Analysis (continued)

Change of Control

Since it is in our best interest to retain during uncertain times executive officers who will act in the best interests of the stockholders without concern for personal outcome, our Executive Employment Agreements provide benefits in the event of loss of employment for employees in good standing due to a change of control. Change of control is defined as the acquisition of 50% or more of our voting stock, the cessation of the incumbent Board of Directors to constitute a majority of the Board of Directors, or, in certain circumstances, the reorganization, merger, or sale or disposition of at least 50% of our assets where we are not the surviving entity. Change of control severance benefits apply to terminations taking place between 240 days before a change of control and 730 days after a change of control.

Entitlements based on terms in Executive Agreements if we terminate the employment without cause or notice related to a Change of Control	Edmiston	Haynes	Speirs	Nesselrode	Head

A lump sum amount equal to a certain multiple of base salary	3 times	2 times	2 times	2 times	2 times

A lump sum amount equal to a certain multiple of the highest annual bonus over the past 3 years or target bonus, whichever is higher	3 times	2 times	2 times	2 times	2 times

An amount equal to a certain number of years times the maximum annual employer contributions made under our 401(k) plan	3 years	2 years	2 years	2 years	2 years

Continuation of accident, life, disability, dental and health benefits for a certain number of years	3 years	2 years	2 years	2 years	2 years

Excise tax reimbursement and gross up on the reimbursement	Yes	Yes	Yes	Yes	Yes

Vesting of all stock options and SARs	Yes	Yes	Yes	Yes	Yes

Vesting of all restricted stock awards and RSUs	Yes	Yes	Yes	Yes	Yes

Reimbursement of outplacement services	Yes	Yes	Yes	Yes	Yes

Restrictions on ability to compete with our company after termination of employment	2 years	2 years	2 years	2 years	2 years

The change of control benefits in the employment agreements contain a double trigger in that both a change of control must occur and the executive officer must be terminated without cause or resign for good reason within a specified period of time after the change of control. The Committee believes that the double trigger avoids unnecessarily rewarding an executive officer when a change of control occurs and the executive officer’s status is not changed as a result. However, because of the significant uncertainty that can arise during a period of a potential or actual change of control, the Committee has provided greater benefits to the executive officer in the event of a termination resulting from a change of control. Change of control benefits are detailed in the table titled “Potential Payments upon Termination or Change of Control” in the Compensation of Executive Officers section.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. Based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

R. E. Irelan, Committee Chairman

Igor Effimoff

J. Michael Stinson

Stock Ownership and Reporting

Stock Ownership of Directors and Named Executive Officers

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, each named executive officer and our directors and named executive officers as a group. Except as otherwise indicated, all information is as of July 14, 2015.

The number of shares of our common stock beneficially owned by each director and named executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days after July 14, 2015 through the exercise of stock options, conversion of securities or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Shares Acquirable Within 60 Days		Total Beneficial Ownership	Percent of Shares Outstanding
James A. Edmiston	367,766	685,534	(2)	1,053,300	2.46	%(3)
Stephen C. Haynes	69,933	235,334		305,267	0.71	%(3)
Keith L. Head	34,008	153,833		187,841	0.44	%(3)
Karl L. Nesselrode	66,168	185,734		251,902	0.59	%(3)
Robert Speirs	225,483	318,800		544,283	1.27	%(3)
Stephen D. Chesebro’	449,521	5,000		454,521	1.06	%(3)
Oswaldo Cisneros	0	8,506,097		8,506,097	19.90	%(5)
Francisco D’Agostino	0	8,506,097		8,506,097	19.90	%(5)
Robert E. Irelan	72,667	0		72,667	0.17	%(4)
Edgard Leal	0	0		0	0.00%
Patrick M. Murray	237,521	5,000		242,521	0.57	%(3)

All current directors and executive officers as a group of eleven persons	1,523,067	10,095,432		11,618,399	27.17%

(1)	This number does not include common stock that our directors or officers have a right to acquire within 60 days of July 14, 2015
(2)	Excludes options to purchase 250,000 shares that vest if the average closing price of the common stock equals or exceeds $20 per share for 10 consecutive trading days.
(3)	Percentages are based on 42,747,567 shares of common stock outstanding on July 14, 2015 and, pursuant to SEC rules for determining beneficial ownership percentages, assuming that vested options have been exercised by the individual for whom the percent is being calculated.
(4)	Percentage is based on 42,747,567 shares of common stock outstanding on July 14, 2015.
(5)	Percentages are based on 42,747,567 shares of common stock outstanding on July 14, 2015, and, pursuant to SEC rules for determining beneficial ownership percentages, assuming that the Convertible Note has been fully converted into 8,506,097 shares of common stock. The same 8,506,097 shares of common stock may be deemed to be beneficially owned by both Mr. Cisneros and by Mr. D’Agostino, in each case solely in his capacity as a member of CT Energy Holding SRL; the numbers indicated in the table above are not cumulative, but repetitive of the same 8,506,097 shares. Messrs. Cisneros and D’Agostino disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein.

In addition to the beneficial ownership of our common stock set forth in the foregoing table, on January 19, 2015, in connection with the Purchase Agreement, we issued 69.75 shares of Series C Preferred Stock, which provide CT Energy with voting rights equivalent to the common stock underlying the unconverted portion of the Convertible Note. All of these shares are beneficially owned by CT Energy and constitute 100% of the outstanding shares of Series C Preferred Stock. These Series C Shares may be deemed to be beneficially owned by Messrs. Cisneros and D’Agostino solely in their capacity as members of CT Energy. Messrs. Cisneros and D’Agostino disclaim beneficial ownership of these Series C Shares except to the extent of their pecuniary interest therein.

Stock Ownership of Certain Beneficial Owners

The following table shows the beneficial owners of more than 5% of the Company’s common stock as of July 14, 2015 based on information available as of that date. Except as set forth below, each percentage is based on 42,747,567 shares of common stock outstanding as of July 14, 2015:

Name & Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding	Report Date	Source
Caisse de dépôt et placement du Québec 1000 place Jean-Paul Riopelle Montreal (Quebec), H2Z 2B3	3,372,000	7.89%	1/22/2015	Sch.13G/A	(1)
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,959,697	6.92%	2/5/2015	Sch.13G/A	(2)
MSDC Capital Management LLP 645 Fifth Avenue, 21st Floor New York, NY 10022	2,913,392	6.82%	2/17/2015	Sch.13G/A	(3)
CT Energy Holding SRL Calle Londes, Torre Dayea, PH Las Mercedes, Caracas, Venezuela	8,506,097	16.6%	6/19/2015	Sch.13D/A	(4)

(1)	In its Schedule 13G/A, Caisse de dépôt et placement du Québec reported sole voting and dispositive power with respect to all shares.
(2)	In its Schedule 13G/A, Dimensional Fund Advisors, Inc. and its affiliates reported sole voting power with respect to 2,921,300 shares and sole dispositive power with respect to all shares.
(3)	In its Schedule 13G/A, MSDC Capital Management LLP and its affiliates reported shared voting and dispositive power with respect to all shares.
(4)	In its Schedule 13D, CT Energy Holding SRL reported sole voting and dispositive power with respect to all shares. Represents shares that may be issued within 60 days upon full conversion of the Convertible Note; percentage based on 42,747,567 shares of common stock outstanding as of July 14, 2015, plus 8,506,097 issuable under the Convertible Note. These shares of common stock may be deemed to be beneficially owned by members of CT Energy, including CTVEN Investments SRL, Oswaldo Cisneros, Francisco D’Agostino and Alessandro Bazzoni, all of whom may be deemed to have shared voting and dispositive power with respect to all shares. Each of these members disclaims beneficial ownership of these shares except to the extent of its or his pecuniary interest in the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our directors, executive officers and beneficial holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our stock. Based solely on our review of SEC Forms 3, 4 and 5 and any amendments thereto furnished to us, to our knowledge, during fiscal year 2014, our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have also relied on the written representations of our directors and officers.

Certain Relationships and Related Transactions

Purchase Agreement and Management Agreement

On June 19, 2015, we entered into the Purchase Agreement with CT Energy, under which we sold CT Energy the Non-Convertible Note, the Convertible Note and the Warrant. We received from CT Energy $32.2 million at the closing, and we could realize up to $42.5 million in additional proceeds from the full exercise of the Warrant. Oswaldo Cisneros, who serves on our board of our directors, is a member of CT Energy. Francisco D’Agostino, who also serves on our board, is a controlling person of CT Energy (together with Mr. Cisneros) and of CTVEN Investments SRL, which is a member of CT Energy.

On June 19, 2015, we also entered into the Management Agreement with CT Energia, under which CT Energia and its representatives agreed to manage the day-to-day operations of the Company’s business as it relates to Petrodelta and Venezuela generally. CT Energia is an affiliate of CT Energy. Francisco D’Agostino, who serves on our board, is a controlling person of CT Energia.

For more information about the Purchase Agreement and Management Agreement, please see the section of this Proxy Statement titled The CT Energy Transaction and Proposals 1, 2 and 3—Description of the CT Energy Transaction beginning on page 7.

Policies and Procedures for Related Transactions

Our Code of Business Conduct and Ethics (the “Code”) applies to all of our directors, officers and employees. Under the Code, individuals subject to the Code and their family members must knowingly avoid owning any interest (other than nominal amounts of stock in publicly-traded companies) in any supplier or customer; consulting with, or being an employee of, any customer, lessor, lessee, contractor, supplier or competitor; purchasing from, or selling to us, assets, goods or services; or serving on the board of directors of any customer, lessor, lessee, contractor, supplier or competitor, except where full disclosure of all facts is made known to us in advance to permit us to protect our interests. Each year we require our executive officers to certify their compliance with the Code. Our Audit Committee has oversight compliance responsibilities for the Code. Exceptions to the Code are reported to the Audit Committee. Waivers of the Code for officers and directors may only be granted by the Board and waivers for employees may only be granted by the CEO and reported to the Audit Committee. No waivers of the Code were granted in 2014. In addition to the Code, each year we require our directors and executive officers to disclose in writing certain transactions and relationships and this information is used in preparing the 2014 Form 10-K and this Proxy Statement and in making independence determinations for directors.

Human Resources Committee Interlocks and Insider Participation

During 2014, our Human Resources Committee was composed of R. E. Irelan, Igor Effimoff and J. Michael Stinson. None of the members of the Board’s Human Resources Committee is or has been an officer or employee of the Company or has a relationship requiring disclosure under Item 404(a) of SEC Regulation S-K. No executive officer of the Company serves on the compensation committee or serves as a director of another entity where an executive officer of that entity also serves on the Human Resources Committee or on the Board.

Audit Matters

Report of the Audit Committee

We have reviewed and discussed our audited financial statements for the year ended December 31, 2014 with management and BDO USA, LLP, our independent registered public accounting firm. In addition, we discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with respect to those statements.

We have received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence, in connection with its audit of the Company’s most recent financial statements, and have discussed with BDO USA, LLP its independence.

Based upon these reviews and discussions, and management’s assurances, we recommend to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The information in the foregoing paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Patrick M. Murray, Chairman

Igor Effimoff

H.H. Hardee

J. Michael Stinson

Information About Our Independent Registered Public Accounting Firm

BDO USA, LLP (“BDO”) is our independent registered public accounting firm. Representatives of BDO are expected to attend the annual meeting of stockholders where they will be available to respond to questions and, if they so desire, make a statement.

On December 1, 2014, UHY LLP (“UHY”) informed Harvest that, effective on that date, UHY’s Texas practice had been acquired by BDO (the “UHY Acquisition”). As a result of the UHY Acquisition, effective December 1, 2014, UHY resigned as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 and BDO became our independent registered public accounting firm. UHY previously served as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of the Company for the fiscal year ended December 31, 2013. The Audit Committee has approved the change in our independent registered public accounting firm. Prior to 2013, PricewaterhouseCoopers LLP (“PWC”) served as our independent registered public accounting firm.

The audit reports of UHY on the Company’s consolidated financial statements for the year ended December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, and these statements were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2013, and the subsequent interim period through December 1, 2014, there were no disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, had it not been resolved to the satisfaction of UHY, would have caused UHY to make reference thereto in its reports on the financial statements for such periods. During this time, there have been no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Act of 1933. The Company requested that UHY furnish it with a letter addressed to the Securities and Exchange Commission stating whether UHY agrees with the above statements. A copy of such letter, dated December 4, 2014, is filed as Exhibit 16.1 to the Form 8-K filed on December 5, 2014.

The following is a summary of the fees for professional services rendered by BDO, UHY and PWC for each of the years ended December 31, 2014 and December 31, 2013.

Audit Fees

The aggregate fees billed by BDO, UHY and PWC for each of the last two fiscal years for professional services rendered in connection with the audit of our annual financial statements and review of financial statements included in our quarterly reports and services that are normally provided by them in connection with statutory and regulatory filings or engagements for the year ending on December 31 were as follows:

	2014			2013
Fees	BDO	UHY	PWC	UHY	PWC
Audit	$608,694	$357,153	—	$1,219,714	$345,000
Audit Related	—	$32,013	$107,781	$162,562	$155,304
Tax	—	$1,800	—	$50,834	—
All Other	—	$26,409	$75,000	—	$3,838

Total	$608,694	$417,375	$182,781	$1,433,110	$504,142

All of the foregoing fees were approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s Charter provides that our independent registered public accounting firm may provide only those services pre-approved by the Audit Committee, subject to de minimis exceptions for non-audit services described in the rules and regulations of the SEC, which are subsequently ratified by the Audit Committee prior to completion of the audit. The Audit Committee annually reviews and pre-approves the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.

The Audit Committee may delegate to a member(s) the authority to grant pre-approvals under its policy with respect to audit and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

ANNUAL MEETING PROPOSALS

Proposal 4

Election of Directors

There are seven nominees for election to our Board of Directors this year: Stephen D. Chesebro’; Oswaldo Cisneros; Francisco D’Agostino; James A. Edmiston; Robert E. Irelan; Edgard Leal; and Patrick M. Murray. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the business experience and other qualifications set forth in each of the directors’ individual biographies, which can be found the section of this Proxy Statement titled Standard Annual Meeting Matters and Proposals 4, 5 and 6—Corporate Governance and Related Matters—Board of Directors—Current Board of Directors beginning on page 27.

Required Vote

The seven nominees receiving the highest number of “FOR” votes from the combined voting power of our outstanding common stock and our outstanding Series C Shares, voting together as a single class, will be elected. You may vote “FOR” all of the nominees, or your vote may be “WITHHELD” with respect to one or more of the nominees, in which case your vote will be counted as “FOR” all of the nominees from whom you did not specifically withhold your vote. Abstentions, if any, will have no effect on the outcome this Proposal 4. Broker non-votes will not be considered present and entitled to vote on, and accordingly will have no effect on this outcome of, this Proposal 4. If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. As of the Record Date, there were                      shares of our common stock outstanding, with each share entitled to one vote, and CT Energy had 8,506,097 votes attributable to its ownership of our Series C Shares.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE SEVEN DIRECTOR NOMINEES.

Proposal 5

Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed BDO USA, LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015.

If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain BDO USA, LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote

This Proposal 5 requires the affirmative “FOR” vote of a majority of the combined voting power of our outstanding common stock and our outstanding Series C Shares, voting together as a single class, present (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. Abstentions, if any, will have the same effect as a vote “AGAINST” this Proposal 5. Broker non-votes will not be considered present and entitled to vote on, and accordingly will have no effect on this outcome of, this Proposal 5; however, under NYSE rules, brokers may use their discretion to vote shares for which voting instructions are not submitted with respect to this Proposal 5. If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. As of the Record Date, there were                      shares of our common stock outstanding, with each share entitled to one vote, and CT Energy had 8,506,097 votes attributable to its ownership of our Series C Shares.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

Proposal 6

Advisory Vote on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, we are providing our stockholders with a non-binding, advisory vote on executive compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC. We expect that the next such advisory vote will be held at our annual meeting in 2017.

As discussed in the section of this Proxy Statement titled Executive Officers—Compensation Discussion and Analysis beginning on page 38, we believe our compensation philosophy and program is designed to attract, motivate and retain key employees by providing competitive total compensation. The Human Resources Committee has structured our executive compensation program to achieve the following key objectives:

•	Offer total compensation that is competitive with companies with which we compete for talent;

•	Provide annual cash incentive awards that take into account performance goals;

•	Align the interests of executive officers and directors with stockholder value creation; and

•	Drive Company results.

We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 39 of this Proxy Statement, which describes in more detail how our executive compensation program operates and is designed to achieve these compensation objectives, as well as the Summary Compensation Table and other detailed information on the compensation of our named executive officers, beginning on page 32.

The Human Resources Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.

Proposed Resolution

Accordingly, and as a matter of good corporate governance, we are asking our stockholders to vote for the following advisory resolution at the 2015 annual meeting of stockholders:

RESOLVED, that the stockholders of Harvest Natural Resources, Inc. (the “Company”) approve the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2015 annual stockholders meeting.

Because your vote is advisory, it will not be binding upon the Company or the Board of Directors. This means it will not overrule any decision by the Company or the Board of Directors, create or change any fiduciary duties of the Company, the Board of Directors or its Human Resources Committee, or create, reverse or nullify any legal obligation of the Company. However, the Board and the Human Resources Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Required Vote

This Proposal 6 requires the affirmative “FOR” vote of a majority of the combined voting power of our outstanding common stock and our outstanding Series C Shares, voting together as a single class, present (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. Abstentions, if any, will have the same effect as a vote “AGAINST” this Proposal 6. Broker non-votes will not be considered present and entitled to vote on, and accordingly will have no effect on this outcome of, this Proposal 6. If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. As of the Record Date, there were                      shares of our common stock outstanding, with each share entitled to one vote, and CT Energy had 8,506,097 votes attributable to its ownership of our Series C Shares.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

EQUITY COMPENSATION PLANS AND PROPOSAL 7

At the annual meeting, we are also asking you to vote to amend our 2010 Long-Term Incentive Plan. That proposal is set forth in this section of the Proxy Statement beginning on page 69. This section of the Proxy Statement also provides information about our equity compensation plans, including the 2010 Long-Term Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2014

	Column (a)	Column (b)	Column (c)	Column (d)
	# Of Securities	Weighted		# Of Securities
	To Be	Average		Remaining
	Issued Upon	Exercise		Available For Future
	Exercise Of	Price Of	Weighted	Issuance Under Equity
	Outstanding	Outstanding	Average	Compensation Plans
	Options And	Options and	Remaining	(Excluding Securities
	Rights	Rights (3)	Life	Reflected In Column (a) (4)
Equity compensation plans approved by Security Holders	4,475,636	$7.79	2.0	266,700
Equity compensation plans not approved by Security Holders (1)	60,000	$9.76	0.3	—
Stock Appreciation Right (SAR) (2)	1,123,198	$4.95	2.2	—

TOTAL	5,658,834			266,700

A description of our equity compensation plans is included in our 2014 Form 10-K, Part IV, Item 15, Notes to the Consolidated Financial Statements, Note 15 – Stock-Based Compensation and Stock Purchase Plans.

(1)	Options were issued to new hire employees as employment inducement grants under a NYSE exception. These options were granted from 2008 through 2010 between $7.33 and $10.25 and vested ratably over three years from the grant date. At December 31, 2014, a total of 60,000 options were issued and outstanding as inducement grants, which are included in the table above, and all of these options were exercisable. This compensation plan was not approved by security holders.
(2)	A SAR is a right to receive on the Exercise Date, after vesting thereof, for each share of stock underlying the SAR with respect to which the SAR is exercised, an amount equal to the excess of (a) the Fair Market Value of one share of the stock on the Exercise Date over (b) 100% of the Fair Market Value of one share of the stock determined as of the Grant Date (the SAR Exercise Price). The grant date for the 2009 SARS was June 18, 2009 and the exercise price is $4.595 per share. The 2009 SARs vested one-third each year beginning on June 18, 2012 and expire after seven years on June 18, 2016. The grant date for the 2012 SARS was May 17, 2012 and the exercise price is $5.12 per share. The 2012 SARs vest one-third each year beginning on May 17, 2013 and expire after five years on May 17, 2017. The grant date for the 2013 SARs was July 18, 2013 and the exercise price is $4.80 per share. The 2013 SARs vest one-third each year beginning on July 18, 2014, and expire after five years on July 18, 2018. At the sole discretion of the Company, a SAR may be settled in cash or with shares of the underlying stock from an approved plan that allows the payment of a SAR in the medium of stock. This compensation plan was not approved by security holders.
(3)	This reflects the weighted average exercise of the stock options and SARs listed in column (a).
(4)	Securities remaining available for future issuances from the following plans at April 30, 2015 are:

2001 Long-Term Incentive Plan	36,000	Issuable only as Options
2006 Long-Term Incentive Plan	100,000	Issuable only as Options
2010 Long-Term Incentive Plan	140,396	Issuable only as Options
2010 Long-Term Incentive Plan	26,304	Issuable as Options or Full Value Award

	266,700

In addition to the outstanding options and SARs listed above, there are a total of 86,000 unvested shares of restricted stock awards that were granted under all plans that are outstanding as of December 31, 2014. Of these Full Value Awards, 84,000 shares were granted under equity plans approved by security holders. There were 2,000 unvested shares awarded as inducement grants and not approved by security holders.

A “stock unit” is a right to receive on the Payment Date, after vesting thereof, a cash amount equal to the Fair Market Value of one share of the stock on the Payment Date. At December 31, 2014, the Company had 904,642 stock units outstanding. Stock units were granted to employees on May 17, 2012 and vest on May 17, 2015. Stock units were also granted on May 21, 2014 to employees and on July 16, 2014 to outside directors. At the sole discretion of the Company, a stock unit may be settled in cash or with shares of the underlying stock from an approved plan that allows the payment of the stock unit in the medium of stock. This compensation plan was not approved by security holders.

INFORMATION ABOUT OUR 2010 LONG-TERM INCENTIVE PLAN

2010 Plan Highlights

Some of the highlights of the 2010 Plan include:

•	The 2010 Plan is administered by the Human Resources Committee, which is comprised solely of independent directors.

•	The total number of shares of common stock that may be granted in the form of options, stock appreciation rights or Full Value Awards over the remaining life of the 2010 Plan, if amended as described in Proposal 7, will be capped at 7,725,000 shares (5,000,000 new shares and 2,725,000 shares previously authorized). Under the Amendment no more than 2,425,000 shares (1,725,000 new shares and 700,000 shares previously authorized) may be granted as Full Value Awards.

•	The exercise price of options may not be less than the fair market value of the common stock of the Company on the date of grant.

•	The grant price of stock appreciation rights may not be less than fair market value of the common stock of the Company on the date of grant.

•	In addition to other vesting requirements, the Human Resources Committee may condition vesting on the achievement of established performance goals.

•	Without approval of the stockholders, the 2010 Plan prohibits direct or indirect repricing, replacing or regranting of options or stock appreciation rights (other than for recapitalizations, stock splits and similar events).

In addition, the Board has adopted Stock Retention Guidelines applicable to any awards of stock options, stock appreciation rights paid in stock or Full Value Awards under the 2010 Plan. For a discussion of the Stock Retention Guidelines and other guidelines used by the Board in making grants of stock options, stock appreciation rights and Full Value Awards, see page 43 of the Compensation Discussion and Analysis.

Summary of 2010 Plan

The following is a summary of the material terms of the 2010 Plan as proposed to be amended by Proposal 7 and is qualified in its entirety by reference to the 2010 Plan. The description of the 2010 Plan contained herein is not intended to be complete and is qualified in its entirety by reference to the complete text of the 2010 Plan. If our stockholders do not approve Proposal 7, the Company will continue to operate the 2010 Plan pursuant to its current provisions.

Purpose

The 2010 Plan was adopted by the Board and approved by the Company’s stockholders in 2010 as an integral part of the Company’s compensation program. The purpose of the 2010 Plan is to advance the best interests of the Company, its affiliates and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its affiliates, including our directors, officers, other key employees and key consultants, with additional performance incentives. The 2010 Plan is intended to provide these individuals with the opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or its affiliates and aligning their personal financial interest with the interests of the Company’s stockholders.

Term

The 2010 Plan became effective upon stockholder approval and will continue indefinitely until it is terminated. However, no ISOs may be granted under the 2010 Plan on or after the tenth anniversary of the effective date of the 2010 Plan. The 2010 was approved by our stockholders on May 20, 2010.

Information About Our 2010 Long-Term Incentive Plan (continued)

Administration

The Human Resources Committee is responsible for administering the 2010 Plan and has the discretionary power to interpret the terms and intent of the 2010 Plan and any 2010 Plan-related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, regulations, forms, instruments, and guidelines. Determinations of the Human Resources Committee made under the 2010 Plan are final and binding. The Human Resources Committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents, or advisors. The Human Resources Committee may also delegate to one or more Company officers the power to designate other employees (other than officers subject to Section 16 of the Securities Exchange Act of 1934, as amended) and third party service providers to be recipients of awards.

Eligibility

Employees and directors of the Company and its subsidiaries who are selected by the Human Resources Committee are eligible to receive awards under the 2010 Plan. There are currently approximately 20 employees and six directors eligible to receive awards under the 2010 Plan. Consultants who, in the judgment of the Human Resources Committee, may make key contributions to the profitability and growth of the Company are also eligible to receive awards under the 2010 Plan.

Plan Share Limits

The maximum number of shares of common stock issuable under the 2010 Plan, without giving effect to the amendment contemplated by Proposal 7, is 2,725,000 shares, of which no more than 700,000 shares can be granted as Full Value Awards.

Shares which terminate by expiration, forfeiture, cancellation, or otherwise, are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant.

Participant Award Limits

The 2010 Plan also imposes annual per-participant award limits for employees and executives. The annual per-participant limits are as follows:

Award(s)	Annual Limit
Stock Options and SARs	1,000,000 shares

Full Value Awards (Restricted Stock, Restricted Stock Units, and Performance Awards)	1,000,000 shares

Cash Awards in the form of Performance Awards or other Cash Based Awards	$5,000,000, determined as of the date of grant

The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations are subject to adjustment by the Human Resources Committee to reflect stock dividends, stock splits, reverse stock splits, and other corporate events or transactions, including without limitation, distributions of stock or property other than normal cash dividends. The Human Resources Committee may also make adjustments to reflect unusual or nonrecurring events.

Burn Rate

The Company has followed a responsible approach to equity based compensation in the past. As shown in the following table, the Company’s three year annual adjusted burn rate is 4.09%, well below the Institutional Shareholder Services (“ISS”) burn rate cap of 5.03%.

Information About Our 2010 Long-Term Incentive Plan (continued)

	Stock Options & SARs Granted(1)	Full Value Restricted Stock and RSUs Granted(2)	Weighted Average Common Shares Outstanding for FY	Adjusted Burn Rate(3)	Traditional Burn Rate(4)
2014	683,000	685,642	42,239,247	4.05%	3.24%
2013	1,134,000	190,002	39,878,230	3.56%	3.32%
2012	1,158,500	388,000	37,424,125	4.66%	4.14%
	Three Year Average Burn Rate			4.09%	3.57%

(1)	In 2012, 707,202 SARs are included in the total granted. Also in 2013, 213,996 SARs are included in the total granted. SARs are cash settled and may be stock settled if shares are available under a stockholder approved plan. As a result, we have included them in our burn rate calculation.
(2)	In 2012, 388,000 RSUs were granted. In 2013, 190,002 RSUs were granted. And in 2014, 685,642 RSUs were granted. RSUs are also cash settled and may be stock settled if shares are available under a stockholder approved plan. As a result, we have included these in our burn rate calculation.
(3)	The adjusted burn rate reflects that ISS considers Full Value Awards to be more valuable than stock options or SARs. The adjustment is based on the Company’s annual stock price volatility, such that one Full Value Award will count at 1.5 option shares.
(4)	The traditional burn rate formula is calculated by adding the stock options, SARs and Full Value Awards and dividing by the weighted average common shares outstanding.

Types of Awards

The 2010 Plan provides that the Human Resources Committee may grant awards of various types, each of which will be evidenced by an award agreement. A description of each of the types of awards follows.

Stock Options

The Human Resources Committee may grant both incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”) under the 2010 Plan. Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

The exercise price for options cannot be less than 100% of the fair market value of the Company’s common stock on the date the option is granted. The price for shares under an ISO may not be less than 110% of the fair market value of the Company’s common stock on the date the ISO is granted if the recipient holds more than 10% of the Company’s outstanding common stock on such date. “Fair market value” under the 2010 Plan is calculated as the closing price at which the Company’s common stock has been sold on the applicable date as reported by the NYSE Composite Transactions. The Human Resources Committee will determine the period during which an option may be exercised, provided that the latest expiration date cannot be later than the fifth anniversary of the date of grant. In the case of an ISO granted to a recipient who holds more than 10% of the Company’s outstanding common stock on such grant date, the ISO will expire on the fifth anniversary of the date the ISO is granted.

The exercise price may be paid with cash or its equivalent, with previously acquired shares of common stock of the Company, or by other means approved by the Human Resources Committee, including by means of a broker-assisted exercise.

Stock Appreciation Rights

The Human Resources Committee may grant stock appreciation rights (“SARs”) under the 2010 Plan either alone or in tandem with stock options. The grant price of a freestanding SAR cannot be less than the fair market value of the common stock on the date of grant. The grant price of a SAR granted in tandem with a stock option will be the same as the option price of the tandem option. The Human Resources Committee will determine the period during which a SAR may be exercised, provided that SARs cannot be exercised later than the fifth anniversary of the date of grant.

Freestanding SARs may be exercised on such terms as the Human Resources Committee determines and tandem SARs may be exercised by relinquishing the related portion of the tandem option. Upon exercise of a SAR, the holder will receive from the Company shares of common stock, cash, or a combination of shares and cash, as determined by the Human Resources Committee, equal in value to the difference between the fair market value of the common stock subject to the SAR, determined as described above, and the grant price.

Information About Our 2010 Long-Term Incentive Plan (continued)

Restricted Stock and Restricted Stock Units

The Human Resources Committee may award restricted stock and restricted stock units. Restricted stock awards consist of shares of the Company’s common stock that are transferred to the participant subject to restrictions that may result in forfeiture of the recipient’s rights to the transferred common stock if specified conditions are not satisfied.

Restricted stock unit awards are awards whose value is determined with reference to a share of the Company’s common stock. The value of each restricted stock unit will be equal to the fair market value of the Company’s common stock. At the time of grant, the recipient of the restricted stock unit award does not receive a transfer of shares of the Company’s common stock. After the recipient’s rights under the restricted stock unit award vests, the recipient will be entitled to payment under the award which may be paid in cash or shares of the Company’s common stock.

A holder of restricted stock is treated as a current stockholder and is entitled to dividend and voting rights, whereas the holder of a restricted stock unit award is treated as a stockholder with respect to the award only when, and if, shares of common stock are delivered under the award in the future. The Human Resources Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Performance Awards

The Human Resources Committee may grant performance awards subject to the fulfillment of conditions and the attainment of performance goals over such periods as the Human Resources Committee determines in writing and sets forth in a written award agreement between the Company and the participant; provided however, that the performance period for any performance award will not be less than one year. A committee comprised solely of “outside directors” under section 162(m) of the Internal Revenue Code must grant performance awards, and “Committee” as used in this section shall mean this committee.

Performance awards may be either performance shares or performance units. Performance shares are similar to restricted stock awards, except that vesting of the award is determined by reference to an acceptable performance criteria. Performance units are similar to restricted stock units and are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of the Company’s common stock determined on the grant date. Performance awards specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within the predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock or a combination thereof.

Prior to the start of the applicable performance period, or as permitted pursuant to Section 162(m) of the Internal Revenue Code, the Committee establishes one or more performance goals applicable to the award. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. The performance goals may vary from participant to participant, group to group, and period to period. The performance goals for performance unit and performance share awards and any other awards granted under the Plan that are intended to constitute “qualified performance-based compensation” will be based upon, but not limited to, one or more of the following:

•	Reserve additions;

•	Production and production goals;

•	Earnings per share;

•	Total stockholder return;

•	Cash return on capitalization;

•	Increased revenue;

•	Revenue ratios (per employee);

•	Net income;

•	Stock price;

•	Market share;

•	Return on equity;

•	Return on assets;

Information About Our 2010 Long-Term Incentive Plan (continued)

•	Return on capital;

•	Return on capital compared to cost of capital;

•	Return on capital employed;

•	Return on invested capital;

•	Stockholder value;

•	Net cash flow;

•	Operating income;

•	Earnings before interest and taxes;

•	Cash flow from operations; and

•	Cost reductions.

The Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in ASC 225-20 Extraordinary and Unusual Items or in management’s discussion of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Committee has the discretion to adjust these awards downward. In addition, the Committee has the discretion to make awards that do not qualify as performance-based compensation. Generally, awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the Committee.

Substitution Awards

The Human Resources Committee may grant awards under the 2010 Plan in substitution for stock options and other awards held by employees and directors of other entities who are about to become employees or affiliated with the Company or any of its affiliates, or whose employer or corporation with respect to which it provides services is about to become an affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least 50% of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary of the Company. The terms and conditions of such substitute awards may vary from the requirements in the 2010 Plan to the extent the Board deems appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted.

Cash-Based Awards

The Human Resources Committee may grant cash-based awards. The terms and conditions, including whether the vesting of such awards is dependent upon the achievement of specific performance goals, of each cash-based award shall be determined by the Human Resources Committee. Payment under any cash-based award will be made in cash.

Other Stock-Based Awards

The Human Resources Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock, restricted stock units, or performance shares. The terms and conditions of each other stock-based award shall be determined by the Human Resources Committee. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Human Resources Committee.

Information About Our 2010 Long-Term Incentive Plan (continued)

Nonemployee Director Awards

The 2010 Plan can also be used to grant equity awards to nonemployee directors, so that they too will develop a sense of proprietorship and personal involvement in the development and financial success of the Company and so that their interests will be more aligned with those of the Company’s stockholders.

Nonemployee directors can be granted any of the awards available under the 2010 Plan, except incentive stock options which are only available for employees. The Board shall from time to time determine the nature and number of awards to be granted to nonemployee directors.

Terms Relating to Termination of Employment, Change of Control and Amendments to and Adjustments of Awards

Termination of Employment

The Human Resources Committee will determine how each award will be treated following termination of the holder’s employment with or service for the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable.

Treatment of Awards upon a Change of Control and Related Transactions

The existence of outstanding awards under the 2010 Plan will not affect in any way the Company’s right or power, or the right or power of the Company’s stockholders, to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Company’s common stock or stock rights, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

The Company’s issuance of stock of any class or series, or securities convertible into, or exchangeable for, stock of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of stock or obligations of the Company convertible into, or exchangeable for, stock or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number or price of shares of the Company’s common stock then subject to outstanding options or other awards.

If the Company shall effect a capital readjustment or any increase or reduction of the number of shares of the Company’s common stock outstanding, without receiving compensation therefore in money, services or property, then:

(a) the number and per share price of the Company’s common stock subject to outstanding awards under the 2010 Plan shall be appropriately adjusted as to entitle a holder of an award under the 2010 Plan to receive upon exercise of the award, for the same aggregate cash consideration, the equivalent total number of the Company’s common stock the holder would have received had the holder exercised his or her award in full immediately prior to the event requiring the adjustment, and

(b) the number of the Company’s common stock then reserved to be issued under the 2010 Plan shall be adjusted.

If, while unexercised, awards remain outstanding under the 2010 Plan:

(a) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization),

(b) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company),

(c) the Company is to be dissolved, or

(d) the Company is a party to any other corporate transaction (as defined under Section 424(a) of the Internal Revenue Code and applicable Department of Treasury regulations) that is not described in clauses (a), (b) or

Information About Our 2010 Long-Term Incentive Plan (continued)

(c) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as otherwise provided in an award agreement or other agreement between the holder of the award and the Company (provided that such exceptions shall not apply in the case of a reincorporation merger), or as a result of the Human Resources Committee’s effectuation of one or more of the alternatives described in the next paragraph below, there shall be no acceleration of the time at which any award then outstanding may be exercised.

No later than 10 days after the approval by the Company’s stockholders of such Corporate Change, the Human Resources Committee, acting in its sole and absolute discretion, shall act to effect one or more of the following alternatives, which may be effective no earlier than the date of such Corporate Change, which may vary among individual holders of awards granted under the 2010 Plan and which may vary among awards held by any individual holder of an award granted under the 2010 Plan:

(1) accelerate the time at which some or all of the awards then outstanding may be exercised, after which all such awards that remain unexercised and all rights of holders of awards thereunder shall terminate;

(2) require the mandatory surrender to the Company by all or selected holders of awards granted under the 2010 Plan of some or all of the then outstanding awards held by such holders as of a date, on or after such Corporate Change, in which event the Committee shall thereupon cancel such award and the Company shall pay to each such holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise prices under such award for such shares;

(3) with respect to all or selected holders of awards granted under the 2010 Plan, have some or all of their then outstanding awards assumed or have a new award of a similar nature substituted for some or all of their then outstanding awards under the 2010 Plan by an entity which is a party to the transaction resulting in such Corporate Change and which is then employing such holder or which is affiliated or associated with such holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the Company’s common stock subject to the award immediately after the assumption or substitution over the aggregate exercise price of such common stock is equal to the excess of the aggregate fair market value of all common stock subject to the award immediately before such assumption or substitution over the aggregate exercise price of such common stock, and (B) the assumed rights or the substituted rights will have the same terms and conditions as the rights under the existing award assumed or substituted for;

(4) provide that the number and class or series of common stock covered by an award shall be adjusted so that such award when exercised shall thereafter cover the number and class or series of common stock or other securities or other awards (including, without limitation, cash) to which the holder of such award would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the holder of such award had been the holder of record of the number of shares of the Company’s common stock then covered by such award; or

(5) make such adjustments to awards then outstanding as the Committee deems appropriate to reflect such Corporate Change.

If the Human Resources Committee chooses to effect one or more of the alternatives set out in paragraphs (3), (4) or (5) above, it may, in its sole and absolute discretion and without the consent or approval of any holder of an award granted under the 2010 Plan, accelerate the time at which some or all awards then outstanding may be exercised to a date on or after such Corporate Change. With respect to a reincorporation merger in which holders of the Company’s ordinary shares will receive one ordinary share of the successor corporation for each ordinary share of the Company, none of the alternatives set forth above shall apply and, without Human Resources Committee action, each award shall automatically convert into a similar award of the successor corporation exercisable for the same number of ordinary shares of the successor as the award was exercisable for ordinary shares of stock of the Company. In the event of changes in the Company’s outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any award and not otherwise provided for above, any outstanding award and any award agreements evidencing such award shall be subject to adjustment by the Human Resources Committee in its sole and absolute discretion as to the number and price of the Company’s common stock or other consideration subject to such award. In the event of any such change in the Company’s outstanding common stock, the aggregate number of shares of common stock available under the 2010 Plan may be appropriately adjusted by the Human Resources Committee.

Information About Our 2010 Long-Term Incentive Plan (continued)

After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each holder of a restricted stock or performance stock award granted under the 2010 Plan shall be entitled to have his award appropriately adjusted based on the manner in which the shares of the Company’s common stock were adjusted under the terms of the agreement of merger or consolidation.

Amendment of Awards or Plan and Adjustment of Awards

The Human Resources Committee may at any time alter, amend, modify, suspend, or terminate the 2010 Plan or any outstanding award in whole or in part. No amendment of the 2010 Plan will be made without stockholder approval if stockholder approval is required by law. No amendment to an award agreement may adversely affect the rights of any participant without his or her consent under an outstanding award, unless specifically provided for in the 2010 Plan.

Additional Provisions

Neither ISOs nor, except as the Human Resources Committee otherwise expressly determines, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and, except as the Human Resources Committee may determine, other non-transferable awards requiring exercise, may be exercised only by the recipient.

Notwithstanding any other provision in the Plan or an award agreement, if the Human Resources Committee finds by a majority vote that a holder committed certain “bad acts” then some or all of the holder’s awards and net proceeds realized with respect to any such awards, will be forfeited on such terms as determined by the Human Resources Committee. For purposes of this provision, “bad acts” include: (a) commission of fraud, embezzlement, theft, felony or an act of dishonesty in the course of employment by or affiliation with the Company or an affiliate which conduct damaged the Company or affiliate, (b) disclosure of trade secrets of the Company or an affiliate, or (c) violation of the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any affiliate to which the holder is a party.

If provided in the award agreement, a participant’s rights to an award may be subject to a participant agreeing to not compete with the Company or any of its subsidiaries, and to not solicit away the Company’s business or employees. In addition, participants may be subject to nondisclosure and nondisparagement requirements. A breach of these restrictions may result in cancellation of awards or the recovery by the Company of gain realized under an award.

If the Company pays the holder with stock, the holder will not have any rights as a stockholder with respect to stock covered by an option, a SAR, a restricted stock unit or a performance award unit until the stock is issued by the Company.

New Plan Benefits

The future benefits or amounts that would be received under the 2010 Plan by executive officers, nonemployee directors and nonexecutive officer employees are discretionary and are therefore not determinable at this time.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of awards under the 2010 Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2010 Plan, nor does it cover state, local, or non-U.S. taxes.

The federal income tax consequences applicable to the Company in connection with awards under the 2010 Plan are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, a participant will generally recognize income with respect to grants of awards under the 2010 Plan as follows.

Information About Our 2010 Long-Term Incentive Plan (continued)

Incentive Stock Options

When the Human Resources Committee grants an employee an Incentive Stock Option to purchase shares of common stock under the 2010 Plan, the employee will not be required to recognize any United States (“U.S.”) federal taxable income as a result of the grant or as a result of the employee’s exercise of the Incentive Stock Option; however, the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of the shares acquired through exercise of an Incentive Stock Option (assuming such sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain (or loss) will be taxed as long-term capital gain (or loss) and the Company will not be entitled to any deduction in connection with the sale (or the grant or exercise) of the Incentive Stock Option. With respect to a sale of shares that occurs after the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares.

However, if the employee sells the shares acquired upon exercise of an Incentive Stock Option before the later of (i) two years from the date of grant and (ii) one year from the date of exercise, the employee will be treated as having received, at the time of sale, compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction. The amount treated as compensation income is the excess of the fair market value of the shares at the time of exercise over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long or short term capital gain, depending on how long such shares were held. With respect to a sale of shares that occurs before the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares and the compensation income reported at the time of sale of the shares.

Nonqualified Stock Options

When the Human Resources Committee grants a Nonqualified Stock Option to purchase shares of common stock under the 2010 Plan, the recipient will not be required to recognize any U.S. federal taxable income as a result of the grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the Nonqualified Stock Option. Generally, the measure of the income will be equal to the difference between the fair market value of the shares of common stock acquired on the date the shares are acquired and the option price. The tax basis of the shares acquired on exercise of the Nonqualified Stock Option for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the Nonqualified Stock Option. The income reportable on exercise of the Nonqualified Stock Option by an employee is subject to federal tax withholding. Generally, the Company will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a Nonqualified Stock Option.

Stock Appreciation Rights

The grant of a SAR under the 2010 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for the Company at the time of grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the SAR. Generally, the measure of the income will be equal to the amount realized on exercise of the SAR, which generally will be equal to the difference between the fair market value of the shares of common stock covered by the SAR on the date the SAR is exercised and the grant price of the SAR. The income reportable on exercise of the SAR by an employee is subject to federal tax withholding. Generally, the Company will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a SAR.

Restricted Stock Awards

The grant of a restricted stock award under the 2010 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for the Company at the time of grant (unless the recipient timely makes an election under section 83(b) of the Internal Revenue Code, which situation is described further below). Upon the expiration of the forfeiture restrictions applicable to the restricted stock award (i.e., as the shares become vested), the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of those shares that vest at that time over the amount (if any) the recipient paid for the shares. The income realized by an employee is subject to federal tax withholding. The Company will be entitled to a deduction in the amount and at the time the recipient recognizes income. If an election under Section 83(b) of the Internal Revenue Code has not been made, any dividends received with respect to any shares covered by the restricted stock award that are not vested (i.e., the forfeiture restrictions have not yet lapsed) generally will be treated as compensation that

Information About Our 2010 Long-Term Incentive Plan (continued)

is taxable as ordinary income to the recipient and the Company will be entitled to a corresponding deduction. With respect to any restricted stock award that is vested (i.e., the forfeiture restrictions have lapsed), the recipient will be taxed on any dividends on such shares as the dividends are paid (and such dividend payment will be treated for tax purposes as dividends) to the recipient and the Company will not be entitled to deductions with respect to the dividends.

If the recipient of the restricted stock award makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the restricted shares awarded under the restricted stock award, the recipient will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the recipient will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the individual paid, if any, for the shares of common stock.

Restricted Stock Unit Awards

The grant of a restricted stock unit award under the 2010 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for the Company at the time of grant. At the time a restricted stock unit award is settled the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction. Generally, the measure of the income and deduction will be the amount at which the restricted stock unit award is settled.

Performance Stock and Performance Unit Awards

Performance stock awards granted under the 2010 Plan generally have the same tax consequences as restricted stock awards as discussed above (except that the compensation deduction limitation described below generally will not apply). A recipient of a performance unit award under the 2010 Plan generally will not realize U.S. federal taxable income at the time of grant of the award, and the Company will not be entitled to a deduction at that time with respect to the award. When the performance goals applicable to the performance unit award are attained and amounts are paid under the award, the holder of the award will be treated as receiving compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction.

Cash-Based Awards and Other Stock-Based Awards

The grant of a cash-based award under the 2010 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for the Company at the time of grant. At the time a cash-based award is settled in cash, the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction. Generally the measure of the income and deduction will be the amount of cash received by the recipient of the award at the time the cash-based award is settled. Other stock-based awards granted under the 2010 Plan generally have the same tax consequences as restricted stock unit awards.

Compensation Deduction Limitation

Under section 162(m) of the Internal Revenue Code, the Company’s federal income tax deductions for certain compensation paid to designated executives is limited to $1 million per year. These executives include the Company’s Chief Executive Officer and the next three highest compensated officers other than the Chief Financial Officer. Section 162(m) of the Internal Revenue Code provides an exception to this limitation for certain “performance based” compensation approved by a committee consisting solely of at least two “outside directors.” The Company believes that stock options, SARs and performance based awards granted under the 2010 Plan generally should qualify as performance based compensation for purposes of section 162(m) of the Internal Revenue Code.

Compliance with Section 409A

Awards granted under the 2010 Plan shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of section 409A of the Internal Revenue Code and the Department of Treasury rules and regulations issued thereunder (collectively, “Section 409A”). If the Human Resources Committee determines that an award granted under the 2010 Plan, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the 2010 Plan would, if undertaken, cause a holder of an award to become subject to additional taxes under Section 409A, then unless the Human Resources Committee specifically provides

Information About Our 2010 Long-Term Incentive Plan (continued)

otherwise, such award, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the 2010 Plan or award agreement for the award will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A to the extent determined appropriate by the Human Resources Committee, in each case without the consent of or notice to holder of the award. The period of exercisability of an option or a SAR shall not be extended to the extent that such extension would subject holder of that option or SAR to additional taxes under Section 409A.

Other Information

The 2010 Plan became effective on May 20, 2010. The 2010 Plan shall continue indefinitely unless terminated sooner by the Human Resources Committee.

The 2010 Plan provides that an award may not be transferred except in the event of the employee’s death or unless otherwise required by law. Other terms and conditions of each award will be set forth in award agreements, which can be amended by the Human Resources Committee. Awards under the 2010 Plan may earn dividends or dividend equivalents, as determined by the Human Resources Committee.

It is presently intended that the 2010 Plan constitute an “unfunded” plan for incentive and deferred compensation.

On July 13, 2015, the closing price of the common stock as reported in The Wall Street Journal on the NYSE-Composite Transactions was $1.37.

PROPOSAL 7

AMENDMENT TO OUR 2010 LONG-TERM INCENTIVE PLAN

Proposed Amendment

Our Board of Directors adopted a resolution recommending that the stockholders approve an amendment to the Harvest Natural Resources 2010 Long-Term Incentive Plan (the “2010 Plan”). The proposed amendment (i) increases the number of shares of the Company’s common stock that may be granted during the life of the 2010 Plan by 5,000,000 shares and (ii) increases the number of shares of the Company’s common stock that may be granted under the 2010 Plan in the form of Full Value Awards by 1,725,000 shares (the “Amendment”). Under this Proposal 7, the Company’s stockholders are being asked to approve this amendment. If this Proposal 7 is not approved by the Company’s stockholders, the Company will continue to operate the 2010 Plan pursuant to its current provisions.

Specifically, under this Proposal 7, the Company’s stockholders are being asked to approve an amendment to Sections 4.2(a) and (b) of the 2010 Plan which, if approved, would provide in their entirety as follows:

4.2 Dedicated Shares; Maximum Awards.

(a) The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 7,725,000.

(b) The aggregate number of shares of Stock with respect to which Full Value Awards (awards of Stock under the Plan which are not Options or SARs) may be granted under the Plan is 2,425,000.

There would be no change to the other provisions of Section 4.2 of the 2010 Plan.

Reasons for Amendment

Increase in Shares of Common Stock Available for Issuance

The strategic relationship and transaction with CT Energy Holding SRL and CT Energia Holding, Ltd. is a critical step in creating and implementing a new operations and financing model for our Venezuelan operations, Petrodelta. This transaction is described in the section of this Proxy Statement titled Description of the CT Energy Transaction beginning on page 7. We believe that the transaction will benefit all the Petrodelta stakeholders by positioning Petrodelta for growth and sustainable revenue generation for years to come.

It will be extremely important for Harvest to retain its current personnel who have knowledge, experience, and expertise with those operations as Harvest works with CT Energy and CT Energia to maximize the potential value in Petrodelta. We believe that a 5,000,000-share increase in the number of shares of common stock authorized for issuance under the 2010 Plan will support our ability to retain and motivate our directors, officers and key employees, which will be a significant factor for our long-term success.

The increase in the number of shares available for awards under the 2010 Plan will also ensure that we are able to attract future officers and key employees vital to implementing our future strategy. In addition, we expect that the proposed amendment will further align the interests of the directors, officers, and key employees with that of the stockholders.

We have historically used stock options as the primary vehicle for long-term incentive compensation. Currently, we have only 946,200 shares available for grants under all of our long-term incentive plans (the plans approved in 2001 and 2006 and the 2010 Plan), which significantly limits our ability to provide competitive long-term compensation.

Additionally, we have minimal retentive value in our current outstanding equity awards, As of June 30, 2015, options to purchase 3,298,236 shares of our common stock and 84,000 shares of restricted common stock were outstanding under all of our long term incentive plans. The majority of these awards have very little value given the current stock price.

The tables below show the Black Scholes value as of June 30, 2015 of all Options and SARs held by management All options expire between now and 2019.

Options

Estimated Black Scholes Values at 6/30/15

2015-2019

	2015	2016	2017	2018	2019
Options Expiring	532,000	811,934	367,298	904,004	683,000
Weighted Avg. Grant Price	$10.72	$10.47	$5.12	$4.83	$4.76
Weighted Avg. Black Scholes Value per Share*	0.00	0.25	0.60	0.82	0.95
Total Black Scholes Value	$1,150	$201,966	$220,379	$740,383	$648,850

*	Source is Solium, Inc., our Stock Plan Administrator, using a volatility range of 105% to 145% and a risk free rate range of 0.28% to 1.32%

Stock Appreciation Rights (SAR)

Estimated Black Scholes Values at 6/30/15

2015-2019

	2015	2016	2017	2018	2019
SARs Expiring	—	225,000	598,702	213,996	—
Weighted Avg. Grant Price	—	$4.60	$5.12	$4.80	—
Weighted Avg. Black Scholes Value per Share*	—	0..62	0.62	0.87	—
Total Black Scholes Value	—	$139,500	$371,195	$186,177	—

*	Source is Solium, Inc., our Stock Plan Administrator, using a volatility range of 112% to 153% and a risk free rate range of 0.28% to 1.02%

We are asking stockholders now to increase the number of shares available for grants under the 2010 Plan to a level that we believe will, on the basis of current assumptions, ensure enough shares remain available for anticipated grants under the 2010 Plan through May 31, 2016. The Amendment will increase the number of shares that may be granted under the 2010 Plan by 5,000,000 shares.

Increase in Shares of Common Stock Available for Issuance in the Form of Full Value Awards

Currently, under the 2010 Plan the number of shares that may be granted in the form of Full Value Awards is limited to 700,000. A “Full Value Award” is an award granted under the 2010 Plan in a form other an option or a stock appreciation right and that is settled by the issuance of shares of our common stock. Industry competitive data shows that more companies that we compete with for talent are award a higher percentage of full value awards as part of their incentive awards. The Board believes the proposed amendment to increase the number of shares that may be granted under the 2010 Plan in the form of Full Value Awards will assist us in retaining our current directors, officers, and key employees, who are critical to continuing to operate and manage our operations, and motivating them to exert their best efforts on behalf of our stockholders. The increase in the number of shares available for Full Value Awards will also ensure that we are able to attract future key employees vital to implementing our future strategy. In addition, we expect that the proposed amendment will further align the interests of the directors, officers, and key employees with that of the stockholders.

Required Vote

Under our bylaws, this Proposal 7 requires the affirmative vote of the majority of the combined voting power of our common stock and our outstanding Series C Shares, voting together as a single class, present (in person or by proxy) and entitled to vote. Abstentions, if any, will have the same effect as a vote “AGAINST” this

Proposal 7. Broker non-votes will not be considered present and entitled to vote on, and accordingly will have no effect on this outcome of, this Proposal 7. If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. As of the Record Date, there were                      shares of our common stock outstanding, with each share entitled to one vote, and CT Energy had 8,506,097 votes attributable to its ownership of our Series C Shares.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO OUR 2010 LONG-TERM INCENTIVE PLAN TO (I) INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 2,725,000 TO 7,725,000 AND (II) INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE GRANTED AS FULL VALUE AWARDS FROM 700,000 TO 2,425,000.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING AND FUTURE STOCKHOLDER PROPOSALS

The following questions and answers provide you with important information about procedures relating to the annual meeting and future proposals, including voting matters and deadlines for submitting proposals for consideration at our 2016 annual meeting. Substantive information on specific proposals is contained in the previous sections of this Proxy Statement.

Q:	What classes of shares are entitled to vote at the annual meeting?

A:	Each share of our common stock outstanding as of the close of business on , 2015, the Record Date, is entitled to one vote at the annual meeting. On the Record Date, we had shares of common stock outstanding. In addition, on the Record Date, CT Energy owned 69.75 shares of our Series C preferred stock, which entitle CT Energy to vote up to 8,506,097 shares on certain of the proposals.

Q.	What shares owned by me can be voted at the annual meeting?

A:	You may vote all shares of a class entitled to vote at the annual meeting owned by you as of the close of business on , 2015, the Record Date. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record – If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner – If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and this Proxy Statement and related materials is being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring proof of identification and request a ballot at the meeting.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later cannot attend or decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet – If you have Internet access, you may vote by accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you.

By Telephone – If you live in the United States or Canada, you may vote by calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted.

By Mail – You may vote by completing, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions, your shares will be voted as described below in the section titled How are votes counted?

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee. Proxies are revocable by written notice to the Secretary of the Company at our headquarters, 1177 Enclave Parkway, Suite 300, Houston, TX 77077, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have shares that are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation and certification votes or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to our management.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote the shares. In addition, the Series C Shares may be counted as present for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	The proposals to be considered at the meeting require the following votes in order to be approved:

•	Proposal 1 (Amendment to Certificate of Incorporation) – This proposal requires the affirmative “FOR” vote of a majority of the combined voting power of our outstanding common stock and our outstanding Series C Shares, voting together as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	Proposal 2 (Issuance of Common Stock Under Convertible Note and Warrant) – This proposal requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present at the annual meeting (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN.” The votes of CT Energy and its affiliates will not be counted for the purposes of this proposal.

•	Proposal 3 (Issuance of Common Stock Upon Exercise of Preemptive Rights) – This proposal requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock present at the annual meeting (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN.” The votes of CT Energy and its affiliates will not be counted for the purposes of this proposal.

•	Proposal 4 (Election of Directors) – The seven nominees receiving the highest number of “FOR” votes from the combined voting power of our outstanding common stock and our outstanding Series C Shares, voting together as a single class, will be elected. You may vote “FOR” all of the nominees, or your vote may be “WITHHELD” for one or more of the nominees, in which case your vote will be “FOR” all the nominees from whom you do not specifically withhold your vote.

•	Proposal 5 (Ratification of Independent Registered Public Accounting Firm) – This proposal requires the affirmative “FOR” vote of a majority of the combined voting power of our outstanding common stock and our outstanding Series C Shares, voting together as a single class, present (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	Proposal 6 (Advisory Vote on Executive Compensation) – This proposal requires the affirmative “FOR” vote of a majority of the combined voting power of our outstanding common stock and our outstanding Series C Shares, voting together as a single class, present (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	Proposal 7 (Amendment to 2010 Long-Term Incentive Plan) – This proposal requires the affirmative “FOR” vote of a majority of the combined voting power of our outstanding common stock and our outstanding Series C Shares, voting together as a single class, present (in person or by proxy) and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN.”

Abstentions, if any, will have no effect on the election of directors and will have the same effect as a vote “AGAINST” each other proposal.

Broker non-votes will not be considered present and entitled to vote on any proposal other than the ratification of the independent registered public accounting firm.

If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q.	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

A:	Under SEC rules, one proxy statement may be delivered to two or more of our stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders sharing that address. We will deliver promptly upon written or oral request a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of this Proxy Statement was delivered. Requests for additional copies of this Proxy Statement, requests that in the future separate proxy statements be sent to stockholders who share an address and requests that in the future a single copy of this Proxy Statement be sent to stockholders who share an address and are currently receiving multiple copies should be directed to the Company at 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, Attention: Corporate Secretary.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting. We will also provide preliminary voting results within four business days after the meeting, and provide final voting results within four business days after they are available, by filing a Current Report on Form 8-K with the SEC, which you can access at the SEC’s website, www.sec.gov, or at our website at www.harvestnr.com.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the seven proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, either of the persons named as proxy holders, Stephen C. Haynes and Keith L. Head, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	Who will count the vote?

A:	A representative of Wells Fargo Bank, N.A., our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The cost of this proxy solicitation will be borne by the Company. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access these proxy materials or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who, except in the case of non-executive directors, will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. We have also engaged Morrow & Co., LLC to assist us in connection with soliciting of proxies from brokers, banks, nominees and individual holders of record as of the Record Date. For these services we have agreed to pay Morrow & Co. a fee of $12,500 and a charge of $6.50 for each solicited holder to cover expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholders meetings, including director nominations.

Under SEC rules, stockholder proposals for our 2016 annual meeting of stockholders must be received at our principal executive offices by                     , 2016 to be eligible for inclusion in our proxy materials relating to that meeting.

Under our bylaws, other stockholder proposals that are proposed to be brought before the 2016 annual meeting (outside the process of the SEC’s rule on stockholder proposals) must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2016 annual meeting, would be no earlier than                     , 2016, and no later than                    , 2016); provided, however, that if the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which, for the 2016 annual meeting, would be after                     , 2016), nominations by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public.

To be timely, a stockholder’s nomination for director must be delivered to or mailed and received by the Secretary of the Company at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2016 annual meeting, would be no later than                     , 2016). To be valid, the stockholder’s nomination must also comply with the substantive requirements set forth in our bylaws.

Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Q:	How can I obtain additional information?

A:	We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including this Proxy Statement, are available to the public over the internet at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E., Room 2521

Washington, D.C. 20549

Telephone: 1-800-732-0330

If you would like to request additional information from us, please do so by                     , 2015 to receive the information before the annual meeting. Your request should be directed to:

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, TX 77077

Attention: Corporate Secretary

Telephone: (281) 899-5700

If you would like additional copies of this Proxy Statement, without charge, or if you have questions about the procedures for voting your shares, you should contact:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: 1-800-279-6413

*        *        *

INDEX TO DEFINED TERMS USED IN THIS PROXY STATEMENT

Defined Term	Page Where Defined
2010 Plan	44
AD&D	45
Additional Draw Note	7
Amendment	71
BDO	52
Board	1
CEO	22
Claim Date	7
Closing Date	7
Code	51
Committee	40
Company Voting Agreements	13
Convertible Note	1
Corporate Change	66
CT Energia	1, 4
CT Energy	1
Exchange Act	9
FCPA	40
Fourth Amendment	13
Frost HR Consulting	25
Guaranty	13
Harvest Holding	3
HNR Finance	13
Investor Voting Agreement	13
ISOs	60, 62, 67
ISS	61
LTIPs	44
Management Agreement	13
Non-Convertible Note	7
NSOs	62
NYSE	1
NYSE Cap	19
Ownership Threshold Date	7
Pertamina	3
Petroandina	3
Petrodelta	3
PricewaterhouseCoopers	52
Purchase Agreement	3
PWC	52
Registration Rights Agreement	13
Related Party	20
Rights Agreement	13
RSUs	27
SARs	27
Section 16(a)	50
Section 409A	69
Security Agreement	13
Series C Certificate of Designations	11
Series C Shares	11
stock unit	59
Stockholder Approval Date	7

Subsidiary Guarantors	12
TSR	40
U.S.	68
UHY	52
UHY Acquisition	52
Voting Agreements	13
Warrant	1

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference Items 7, 7A, 8 and 9 from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Items 1, 2 and 3 of Part I from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 and any other items in that Quarterly Report expressly updating the above referenced items from our Annual Report on Form 10-K.

You can obtain the documents incorporated by reference in this Proxy Statement without charge through our website, www.harvestnr.com, and from the SEC at its website, www.sec.gov. You may also request these documents by writing to Harvest Natural Resources, Inc., 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, Attention: Corporate Secretary or by telephone at 281-899-5700. To receive timely delivery of the documents in advance of the annual meeting, you should make your request no later than                     , 2015.

*        *        *

By Order of the Board of Directors

KEITH L. HEAD
Vice President, General Counsel and Corporate Secretary

, 2015

[FORM OF PROXY CARD]

[PRELIMINARY COPY SUBJECT TO COMPLETION]

Harvest Natural Resources, Inc.

ANNUAL MEETING OF STOCKHOLDERS

[_], 2015

[_], central time

at our offices

1177 Enclave Parkway

Houston, Texas 77077

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on [_], 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4, 5, 6, 7 and 8.

By signing the proxy, you revoke all prior proxies and appoint Stephen C. Haynes and Keith L. Head, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET — [_]

Use the Internet to vote your proxy until 11:59 p.m. (ET) on [_], 2015.

PHONE — [_]

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on [_], 2015.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote by Internet or by Telephone, you do NOT need to mail back your Proxy Card

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4, 5, 6, 7 and 8

1.	To approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 80,000,000 to 150,000,000.			☐ For	☐ Against	☐ Abstain

2.	To approve the issuance of shares of common stock upon conversion of the senior secured convertible note and exercise of the warrant issued to CT Energy Holding SRL for purposes of Section 312.03 of the New York Stock Exchange Listed Company Manual.			☐ For	☐ Against	☐ Abstain

3.	To approve the issuance of shares of our common stock upon the exercise of CT Energy Holding SRL’s preemptive rights, at any time prior to June 19, 2020, to participate pro rata in any of our future financings for purposes of Section 312.03 of the NYSE Listed Company Manual.			☐ For	☐ Against	☐ Abstain

4.	Election of directors:	01 Stephen D. Chesebro’ 02 Oswaldo Cisneros 03 Francisco D’Agostino 04 James A. Edmiston	05 Robert E. Irelan 06 Edgard Leal 07 Patrick M. Murray	☐ Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

5.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015.			☐ For	☐ Against	☐ Abstain

6.	To approve, on an advisory basis, our executive compensation.			☐ For	☐ Against	☐ Abstain

7.	To approve an amendment to our 2010 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance from 2,725,000 to 7,725,000 and the number of shares of common stock that may be granted in the form of full value awards from 700,000 to 2,425,000.			☐ For	☐ Against	☐ Abstain

8.	To approve an adjournment of the meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.			☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐

Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and name of authorized officer signing the proxy.